UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Multi-Fineline Electronix, Inc.

(Name of Registrant as Specified In Its Charter)

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January 21, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Multi-Fineline Electronix, Inc. that will be held on Wednesday, March 11, 2009, at 9:00 a.m. at the Aliso Creek Inn, 31106 South Coast Highway, Laguna Beach, California 92651.

The formal notice of the Annual Meeting and the Proxy Statement are included with this invitation.

After reading the Proxy Statement, please mark, date, sign and return, at your earliest convenience, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, OR ATTEND THE ANNUAL MEETING IN PERSON. Your vote is important, so please return your proxy promptly. A copy of the Company’s 2008 Annual Report to Stockholders is also enclosed.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

Philip A. Harding
Chairman of the Board

MULTI-FINELINE ELECTRONIX, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 11, 2009

To the Stockholders of Multi-Fineline Electronix, Inc.:

The Annual Meeting of Stockholders of Multi-Fineline Electronix, Inc., a Delaware corporation (the “Company”), will be held at the Aliso Creek Inn, 31106 South Coast Highway, Laguna Beach, California 92651 on Wednesday, March 11, 2009, at 9:00 a.m. Pacific Standard Time, for the following purposes:

1. To elect three Class II directors to serve until the 2012 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm;

3. To approve the amendment of the Company’s Amended and Restated 2004 Stock Incentive Plan and reapprove the annual award limits; and

4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Stockholders of record as of the close of business on January 12, 2009 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office, 3140 East Coronado Street, Anaheim, California 92806, for ten days before the meeting.

It is important that your shares are represented at the meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy. This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors

Christine Besnard
Vice President, General Counsel and Secretary

January 21, 2009

MULTI-FINELINE ELECTRONIX, INC.

3140 EAST CORONADO STREET

ANAHEIM, CALIFORNIA 92806

(714) 238-1488

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Multi-Fineline Electronix, Inc., a Delaware corporation (the “Company”), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held at the Aliso Creek Inn, 31106 South Coast Highway, Laguna Beach, California 92651 on Wednesday, March 11, 2009, at 9:00 a.m. Pacific Standard Time, and any postponement or adjournment thereof (the “Annual Meeting”). This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about January 27, 2009.

Who Can Vote

Stockholders of record at the close of business on January 12, 2009 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 25,155,472 shares of common stock, $0.0001 par value (the “Common Stock”), outstanding. The presence in person or by proxy of the holders of a majority of outstanding Common Stock constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date.

How You Can Vote

You may vote your shares at the Annual Meeting either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder on the proxy card, the shares will be voted accordingly. If you return your proxy, but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of the three nominees for Class II director listed in this Proxy Statement, FOR the ratification of the appointment of the Company’s independent registered public accounting firm and FOR the approval of the amendment of the Company’s Amended and Restated 2004 Stock Incentive Plan and reapproval of the annual award limits.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary of the Company prior to the Annual Meeting; or

•	by submitting another proxy of a later date that is properly executed prior to or at the Annual Meeting.

Required Vote

Directors are elected by a plurality vote. The three nominees for Class II director who receive the most votes cast in their favor will be elected to serve as directors. The other proposals submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposals. Abstentions with respect to any proposal are treated as shares present or represented and entitled to vote on that proposal and thus have the same effect as negative votes. If a broker which is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote on a particular proposal as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular proposal, these non-voted shares will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of that proposal has been obtained.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 11, 2009

Copies of this Proxy Statement and the Company’s 2008 Annual Report to stockholders are also available online at www.mflex.com\proxymaterials

IMPORTANT

Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope, so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board currently consists of nine members divided into three classes, each serving staggered three-year terms as follows:

•	Class I, whose term will expire at the annual meeting of stockholders to be held in 2011;

•	Class II, whose term will expire at the Annual Meeting; and

•	Class III, whose term will expire at the annual meeting of stockholders to be held in 2010.

The Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board has recommended, and the Board (including a majority of the independent directors on the Board) has designated, Philippe Lemaitre, Donald Schwanz and Choon Seng Tan to be elected at the Annual Meeting. If elected at the Annual Meeting, each Class II director will hold office until the annual meeting of stockholders in 2012 and until their successors are duly elected and qualified unless they resign or are removed. Messrs. Lemaitre and Schwanz are considered to be “independent” as defined by the applicable listing standards of The Nasdaq Global Select Market and the Securities and Exchange Commission rules.

If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event not currently anticipated, proxies will be voted for any nominee designated by the Board, taking into account any recommendation by the Nominating Committee, to fill the vacancy.

Biographical information concerning each of the directors and nominees for director as of the date of this Proxy Statement is set forth below.

Name	Age	Position
Richard J. Dadamo	80	Class II director (not standing for re-election)
Philip A. Harding	76	Chairman of the Board (Class I director)
Sanford L. Kane	66	Class III director
Philippe Lemaitre	59	Nominee for election as Class II director
Huat Seng Lim, Ph.D.	64	Class III director
Linda Yuen-Ching Lim, Ph.D.	58	Class I director
Reza Meshgin	45	President, Chief Executive Officer and Class III director
Donald Schwanz	64	Class II director and nominee for re-election as Class II director
Choon Seng Tan	56	Class II director and nominee for re-election as Class II director
Sam Yau	60	Class I director

Richard J. Dadamo has served on the Board since July 1999. Since March 1981, Mr. Dadamo has served as the principal of RJD Associates, Inc., a management consulting firm. From August 1998 to February 1999, Mr. Dadamo served as interim Chief Executive Officer of DPAC Technologies Corp., a technology component packaging company, and served as the Chairman of the board of directors of DPAC from March 1999 until 2006. Mr. Dadamo has also been the Chief Executive Officer of The Earth Technology Corporation, has held senior positions at American International Devices, TRW, Inc. and Electronic Memories and Magnetics Corporation and currently sits on the board of directors of three privately held companies. Mr. Dadamo has published six books on management. Mr. Dadamo holds an M.S. from Drexel Institute of Technology, a B.S. from Pennsylvania State University and has completed the Executive Management Program at the University of Southern California.

Philip A. Harding served as the Company’s Chief Executive Officer from January 1988 until March 2008 and has served as a director since September 1988. In December 2003, Mr. Harding assumed the position of Chairman of the Board. Prior to joining the Company, Mr. Harding served as the Chief Executive Officer of Weltec Digital Corporation from 1984 to 1987. From 1981 to 1984, Mr. Harding served as the President of the Remex Division of Excello Corporation, or Excello, after joining Excello in 1979 as the Vice President of Engineering. Prior to joining Excello, Mr. Harding served as the General Manager of the Commercial Systems Division of Electronic Memories and Magnetics Corporation from 1973 to 1979. Each of these companies manufactured computer peripherals and components. From February 1998 to March 2004, Mr. Harding served as Chief Executive Officer of Wearnes Hollingsworth Corporation, an electronic connector company and a member of the WBL Corporation Limited, or WBL Corporation, group of companies. Mr. Harding served as Chairman of the board of directors of Advanced Logic Research, Inc., a former member of the WBL Corporation group of companies, from October 1985 to March 1988. Mr. Harding also served as a member of the board of directors of MFS Technology Pte Ltd., or MFS, a member of the WBL Corporation group of companies, from October 1994 to September 2000. Mr. Harding holds a B.S.E.E. from Cooper Union College and an M.S. from Columbia University.

Sanford L. Kane has served on the Board since June 2004. From April 2005 to August 15, 2006, Mr. Kane served as the interim Chief Executive Officer of Metara, Inc., a privately held semiconductor equipment manufacturer. Since 1992, Mr. Kane has served as the President of Kane Concepts Incorporated, a management consulting firm. From January 2000 to December 2000, Mr. Kane served as the Chairman of the board of directors and Chief Executive Officer of Legacy Systems Incorporated, a semiconductor equipment manufacturer. From January 1993 to April 1995, Mr. Kane served as Chairman of the board of directors and Chief Executive Officer of Tower Semiconductor Ltd. From October 1990 to January 1992, Mr. Kane served as President and Chief Executive Officer of PCO, Inc., a manufacturer of fiber optic electronic products. From July 1989 to June 1990, Mr. Kane served as President and Chief Executive Officer of U.S. Memories, Inc. Prior to July 1989, Mr. Kane spent 27 years with International Business Machines, Inc., or IBM, in various managerial and technical positions, most recently as Vice President of Industry Operations-General Technology Division. While at IBM, Mr. Kane served as a director of SEMATECH, an industry consortium, and the Semiconductor Industry Association. Mr. Kane holds a B.S. in industrial engineering from New York University and an M.S. in engineering administration from Syracuse University.

Philippe Lemaitre is a director nominee to the Board. Since September 2007, Mr. Lemaitre has served as a director of Sun Hydraulics Corporation, a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets, serving on its Audit and Nominating Committees and as the Chairman of its Compensation Committee. From October 1999 to January 2007, Mr. Lemaitre served as Chief Executive Officer and President of Woodhead Industries, a publicly held automation and electrical products manufacturer. From October 1999 to September 2006, Mr. Lemaitre also served as a member of Woodhead Industries board of directors, and was the Chairman of the Board from January 2001 through September 2006. Mr. Lemaitre holds an M.S. in civil engineering from École Spéciale des Travaux Publics in Paris, France and an M.S. in engineering from the University of California at Berkeley.

Huat Seng Lim, Ph.D., has served on the Board since December 2001. Currently, Dr. Lim is the Group Managing Director (Technology Manufacturing) of WBL Corporation, a multi-national company listed on the Singapore Exchange and parent company of Wearnes Technology (Private) Limited (“Wearnes Technology”) and United Wearnes Technology Pte Ltd (“United Wearnes”). Previously, Dr. Lim served as the Group General Manager (WearnesTech Solutions & Special Projects) for WBL Corporation. From July 1, 2001 through December 2004, Dr. Lim served as the Group General Manager of Wearnes Technology, a subsidiary of WBL Corporation engaged in contract manufacturing services and technology. Dr. Lim has also served on the boards of directors of several of WBL Corporation’s associate companies. From June 2000 to July 2001, Dr. Lim served as Executive Vice President of Trans Capital Berhad, an EMS company listed on the Malaysian Stock Exchange. From September 1998 to May 2000, Dr. Lim served as President of COB Technology Sdn. Bhd., an EMS company in Malaysia. From 1995 to September 1998, Dr. Lim served as Vice President and Managing Director Asia Pacific of Packard Bell NEC Inc. and, from 1989 to 1994, Dr. Lim served in various capacities, and finally as a Vice President and a division officer of Compaq Computer Corporation. He also held senior management positions in several multinational corporations, including Digital Equipment Corporation and Sime Darby Berhad. Dr. Lim has also served as a professor at the University of Science of Malaysia and as a computer consultant to the Prime Minister’s Department of Malaysia. Dr. Lim holds a B.E.E. (Honors) from the University of Queensland, Brisbane, Australia and a Ph.D. in computer science from the University of London, Institute of Computer Science, London, United Kingdom.

Linda Y.C. Lim, Ph.D., has served on the board since March 2008. Since 1984, Dr. Lim has served as a faculty member at the University of Michigan, becoming Professor of Strategy at the Stephen M. Ross School of Business in 2001, and serving as Director of the Center for Southeast Asian Studies from 2005 through 2008. She is a member of the executive committees of the Center for International Business Education and the Center for Chinese Studies, and a faculty associate of the Center for Japanese Studies and the Center for South Asian Studies. She has also served as Associate Director of the University’s International Institute, and as a board member of the Knight-Wallace Journalism Fellows at the University, and of the non-profit Asia Society in New York. Dr. Lim teaches MBA courses and executive education sessions on The World Economy and business in Asia. Dr. Lim has also consulted for many organizations, including various U.S. companies, private think tanks, United Nations agencies and the OECD. From January 1998 to August 2006, Dr. Lim was a director of NASDAQ listed Woodhead Industries, an industrial communications provider. Dr. Lim holds a B.A. in economics from Cambridge University, an M.A. from Yale University in economics and a Ph.D. from the University of Michigan.

Reza Meshgin joined the Company in June 1989 and has served as the Company’s President and Chief Executive Officer since March 2008. In January 2004, Mr. Meshgin assumed the position as the Company’s President and Chief Operating Officer. Prior to this role, Mr. Meshgin served as the Company’s Vice President and General Manager from May 2002 through December 2003, and as the Company’s Engineering Supervisor,

Application Engineering Manager, Director of Engineering and Telecommunications Division Manager. Mr. Meshgin holds a B.S. in electrical engineering from Wichita State University and an M.B.A. from University of California at Irvine.

Donald Schwanz has served on the board since May 2008. Mr. Schwanz served from 2002 to 2007 as chairman of CTS Corporation, a leading designer and manufacturer of electronic components and sensors to OEMs in the automotive, computer, communications, medical and industrial markets. In addition, Mr. Schwanz served as CTS’ president and chief executive officer between 2001 and 2007. From 1979 to 2000, Mr. Schwanz held numerous key management positions at Honeywell, Inc. Most recently he served as president of Honeywell Industrial Controls, a $2.8 billion global business specializing in process control systems. Prior to that, he was president of Honeywell’s Space and Aviation Controls business, the leading global supplier of avionics for commercial and business aircraft. Mr. Schwanz currently serves on the board of directors of PNM Resources, an energy holding company, and is on its finance and public policy committees. Mr. Schwanz began his business career in 1968 with Sperry Univac, Inc., where he held positions in program management, project engineering, sales and sales support. Mr. Schwanz is a 1966 graduate of the Massachusetts Institute of Technology where he received his B.S. in mechanical engineering. He received an M.B.A. from the Harvard Business School in 1968.

Choon Seng Tan has served on the Board since January 2005. Since December 2004, Mr. Tan has served as the Chief Executive Officer and a director of WBL Corporation. Mr. Tan served as the Vice President and Managing Director, South East Asia of Hewlett-Packard Singapore, an IT product and services company, from June 2002 through November 2004. From 1996 through 2002, Mr. Tan served in various senior management roles with Compaq, including Vice President and Managing Director of Compaq Computer Asia and Corporate VP, Director and Director of Finance and Strategic Planning for Compaq Computers Asia Pacific. Mr. Tan held various management positions at Hewlett-Packard Far East Ltd. from 1989 through 1996, including Director-Finance and Human Resources and Chief Financial Officer, Singapore. Mr. Tan holds a B.A.C.C. from the University of Singapore.

Sam Yau has served on the Board since June 2004. Since 1997, Mr. Yau has been a private investor. From 1995 to 1997, Mr. Yau served as Chief Executive Officer of National Education Corporation. From 1993 through 1994, Mr. Yau served as Chief Operating Officer of Advacare, Inc., a medical services company. Mr. Yau currently serves as a member of the board of directors of SRS Labs, Inc., a provider of audio and voice technology solutions. Mr. Yau also served as a past Chairman of the Forum for Corporate Directors in Orange County. Mr. Yau holds a B.S.S. in economics from the University of Hong Kong and an M.B.A. from the University of Chicago.

Board Meetings and Committees

The Board held five meetings during the fiscal year ended September 30, 2008. In fiscal year 2008, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which such directors serve. The Board encourages the directors to attend the annual meetings of its stockholders. In 2008, all of the directors then serving on the Board attended the annual meeting.

The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Board has determined that each director who serves on these committees is “independent,” as that term is defined by applicable listing standards of The Nasdaq Global Select Market and the Securities and Exchange Commission (“SEC”) rules, with the exception of Mr. Tan who serves on the Compensation Committee and Dr. Huat Seng Lim who serves on the Nominating Committee. Mr. Tan and Dr. Huat Seng Lim are not deemed independent under the applicable rules because they serve, respectively, as Chief Executive Officer and Group Managing Director (Technology Manufacturing) of WBL Corporation, whose subsidiaries in turn own a majority of the outstanding Common Stock of the Company. However, in accordance with the Nasdaq rules, the Board has determined that due to the majority stockholder position of the WBL Corporation entities, that it is a reasonable request of WBL Corporation to have Mr. Tan or Dr. Huat Seng Lim serve as a member of these committees.

In addition, each member of the Compensation Committee, other than Mr. Tan, qualifies as a non-employee and independent director and the Board has designated a Special Compensation Committee of the Board, consisting solely of non-employee, independent directors, for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Board has approved a charter for each of these committees that can be found on the Company’s website at www.mflex.com.

Audit Committee

Number of Members:	Four

Members:	Mr. Kane (Chairman)
Dr. Linda Lim
Mr. Schwanz
Mr. Yau

Number of Meetings:	Seven

Functions:	The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving the Company’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by the Company’s independent registered public accounting firm and reviewing their reports regarding the Company’s consolidated financial statements and system of internal accounting control over financial reporting. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm and for ensuring that such accounting firm is independent of management. Mr. Kane is the Company’s audit committee financial expert as currently defined under the rules of the SEC.

Compensation Committee

Number of Members:	Four

Members:	Mr. Dadamo (Chairman during fiscal 2008)
Mr. Kane
Mr. Schwanz (Chairman effective as of December 5, 2008)
Mr. Tan

Number of Meetings:	Six

Functions:	The Compensation Committee determines the Company’s general compensation policies and practices. The Compensation Committee also reviews and approves compensation packages for the Company’s officers and, based upon such review, recommends overall compensation packages for the officers to the entire Board. In addition, the Compensation Committee reviews and determines equity-based compensation for the Company’s directors, officers, employees and consultants and administers the Company’s stock option plans.

Nominating and Corporate Governance Committee

Number of Members:	Four

Members:	Mr. Dadamo
Dr. Linda Lim (Chairman effective as of March 11, 2009)
Dr. Huat Seng Lim
Mr. Yau (Chairman during fiscal 2008)

Number of Meetings:	Ten

Functions:	The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board and for overseeing the Company’s corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters.

Director Nominations

The Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.

The Board has as an objective that its membership be comprised of experienced and dedicated individuals with diverse backgrounds, perspectives and skills. The Nominating Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. The Nominating Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge that may be useful to the Company and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating Committee believes it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of The Nasdaq Global Select Market and the SEC. The Nominating Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board.

Prior to each annual meeting of stockholders, the Nominating Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating Committee determines not to re-nominate a director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Nominating Committee will consider various candidates for Board membership, including those suggested by the Nominating Committee members, by other Board members, by any executive search firm engaged by the Nominating Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify the Secretary of the Company or any member of the Nominating Committee in writing with any supporting material the stockholder considers appropriate. Once a slate of candidates is chosen by the Nominating Committee, the Nominating Committee recommends the candidates to the entire Board, and the Board then determines whether to recommend the slate to the stockholders.

In addition, the Company’s Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at the Company’s annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to the Secretary of the Company and otherwise comply with the provisions of the Company’s Bylaws. To be timely, the Company’s Bylaws provide that a stockholder’s notice shall be delivered by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, and received at the Company’s principal executive offices, addressed to the attention of the Company’s Secretary, not less than 90 days nor more than 120 days in advance of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. However, in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be received by the Company’s Secretary not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the seventh day following the day on which public announcement of the date of such meeting is first made. Information required by the Bylaws to be in the notice include the name, contact information and share ownership information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section. The Nominating Committee may also require any proposed nominee to furnish such other information as may reasonably be required by the Nominating Committee to determine the eligibility of such proposed nominee to serve as director of the Company.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, the Company’s Bylaws and must be addressed to: Secretary, Multi-Fineline Electronix, Inc., 3140 East Coronado Street, Anaheim, California 92806. You can obtain a copy of the Company’s Bylaws by writing to the Secretary at this address.

Stockholder Communications with the Board

If you wish to communicate with the Board, you may send your communication in writing to: General Counsel, Multi-Fineline Electronix, Inc., 3140 East Coronado Street, Anaheim, California 92806, who will forward all material communications from stockholders to the appropriate director or directors or committee of the Board based on the subject matter. You must include your name and address in the written communication and indicate whether you are a stockholder of the Company.

Required Vote

The three Class II nominees receiving the highest number of affirmative votes of the shares present and voting at the Annual Meeting in person or by proxy will be elected as directors. A proxy cannot be voted for a greater number of persons than three.

The Board recommends a vote “FOR” election as director of the Class II nominees.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2009. PricewaterhouseCoopers LLP has audited the Company’s financial statements since fiscal year 1989. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to questions. Although stockholder ratification of the Company’s appointment of its independent registered public accounting firm is not required by the Company’s Bylaws or otherwise, the Company is submitting the selection of PricewaterhouseCoopers LLP to its stockholders for ratification to permit stockholders to participate in this important corporate decision.

Principal Accountant Fees and Services

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s financial statements for fiscal 2008 and 2007 and fees billed for other services rendered by PricewaterhouseCoopers LLP.

	Fiscal Year Ended September 30,
	2008	2007
Audit Fees(1)	$1,480,764	$1,368,000
Tax Fees(2)	424,499	497,485

Total	$1,905,263	$1,865,485

(1)	Audit fees consisted of fees paid for the annual audit, the Sarbanes-Oxley 404 audit, quarterly reviews, and, in the year ended September 30, 2007, review of the Company’s registration statement on Form S-4 in the amount of $232,000.
(2)	Tax fees related to compliance with Federal, State, local and foreign tax regulations as well as tax return preparation services were $59,811 and $74,500 for the years ended September 30, 2008 and 2007, respectively. Tax fees related to assistance provided with respect to the review and audit of tax matters by government agencies and tax authorities, including consultations on technical tax matters were $364,688 and $422,985 for the years ended September 30, 2008 and 2007, respectively.

Pre-Approval Policies and Procedures

It is the Company’s policy that all audit and non-audit services to be performed by the Company’s principal independent registered public accounting firm be approved in advance by the Audit Committee. The Audit Committee will not approve the engagement of the Company’s principal independent registered public accounting firm to perform any service that the independent registered public accounting firm would be prohibited from providing under applicable listing standards of The Nasdaq Global Select Market or SEC rules. In assessing whether to approve use of the Company’s principal independent registered public accounting firm for permitted non-audit services, the Audit Committee tries to minimize relationships that could appear to impair the objectivity of the firm. The Audit Committee will approve permitted non-audit services by the Company’s principal independent registered public accounting firm only when it will be more effective or economical to have such services provided by the independent registered public accounting firm and where the nature of the services will not impair the firm’s independence. The Audit Committee has granted Mr. Kane, Chairman of the Audit Committee, the discretion to determine whether non-audit services proposed to be performed by PricewaterhouseCoopers LLP require the review of the entire Audit Committee, and in any situation where he deems it appropriate, Mr. Kane, acting alone, has been granted authority by the Audit Committee to negotiate and approve the engagement and/or terms of any non-audit service for the Company by PricewaterhouseCoopers LLP within the guidelines mentioned above. Mr. Kane reports regularly to the Audit Committee on any non-audit services he approves pursuant to such authority. During the fiscal years ended September 30, 2008 and 2007, all audit and non-audit services performed by the Company’s principal independent registered public accounting firm were approved in advance by the Audit Committee, or by Mr. Kane on behalf of the Audit Committee.

Required Vote

Ratification will require the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. If ratification is not obtained, the Audit Committee will review its future selection of the Company’s independent registered public accounting firm but will not be required to select different independent auditors for the Company.

The Board recommends a vote “FOR” ratification of appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

PROPOSAL 3

APPROVAL OF AMENDMENT TO THE

AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

AND REAPPROVAL OF ANNUAL AWARD LIMITS

General

The stockholders are being asked to approve an amendment to the Company’s Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”), which was approved by the Board on January 13, 2009, subject to stockholder approval (the “Amendment to the 2004 Plan”). The Board amended the 2004 Plan to permit the grant of performance shares, performance units and cash-based awards that qualify as “performance-based compensation” pursuant to Section 162(m) of the Code. The Company believes that the grant of performance shares, performance units and cash-based awards pursuant to Section 162(m) of the Code will provide incentives to its employees to continue to focus on critical long-range objectives of the Company and encourage the attraction and retention of such individuals.

In addition, the stockholders are being asked to reapprove the limits regarding the maximum number of stock options or stock appreciation rights that may be granted to a participant in any calendar year. The 2004 Plan is intended to qualify as a “performance-based” plan under Section 162(m) of the Code. The Company is seeking reapproval of such annual award limits so that the Company may continue to claim tax deductions for compensation resulting from stock options and stock appreciation rights, without these deductions being limited by Section 162(m) of the Code. Section 162(m) limits the Company’s ability to claim tax deductions for certain compensation to the Company’s most senior executive officers in excess of $1 million per year, unless the plan pursuant to which the compensation was granted has met certain stockholder approval requirements. Although the award limits have been approved by the Company’s stockholders previously, they must be reapproved following the Company’s initial public offering in order to ensure the continued full deductibility of stock options and stock appreciation rights.

Set forth below is a summary of the 2004 Plan, which is qualified in its entirety by the specific language of the 2004 Plan. A copy of the Amendment to the 2004 Plan presented for stockholder approval is included at the end of this Proxy Statement as Appendix A. Stockholders are urged to read the complete text of the Amendment to the 2004 Plan.

Plan Administration

The 2004 Plan is administered by the Compensation Committee in accordance with the requirements of Section 162(m) of the Code. Such committee, acting as the 2004 Plan Administrator, has full authority to interpret the provisions of the 2004 Plan and to determine those individuals who are eligible to receive awards under the 2004 Plan, the timing of such awards, the type and magnitude of awards and the terms thereof. The Compensation Committee has absolute discretion to adopt, amend and rescind rules, procedures, and forms relating to the 2004 Plan, to interpret the 2004 Plan and apply its provisions, to amend the 2004 Plan and any awards thereunder, and to make all other determinations and take any actions deemed necessary or advisable for the administration of the 2004 Plan. All decisions and interpretations of the Compensation Committee are binding on all participants. In addition, the Board has appointed a Special Compensation Committee, comprised solely of independent, non-employee directors who are members of the Compensation Committee, for purposes of taking actions on behalf of the Compensation Committee when required by the Code and/or other applicable rules or regulations. As used herein, references to the Compensation Committee shall include the Special Compensation Committee as applicable.

Purpose

The 2004 Plan is intended facilitate the attraction and retention of qualified employees and other service providers, and to promote the long-term success of the Company and the creation of stockholder value by encouraging employees, directors, and consultants to focus on long-range objectives and by aligning their incentives with those of stockholders.

Background of the 2004 Plan

The 2004 Plan was originally adopted by the Board and approved by the Company’s stockholders in June 2004. The 2004 Plan is administered by the Compensation Committee and the Special Compensation Committee, as described above. The 2004 Plan provides for the grant of stock options, restricted stock, stock appreciation rights, restricted stock units, performance shares, performance units and cash-based awards. Incentive stock options, performance shares, performance units and cash-based awards may be granted only to employees. Nonstatutory stock options and other stock-based awards may be granted to employees, non-employee directors, advisors and consultants. As of December 31, 2008, approximately 16,334 employees and 7 non-employee directors were eligible to be considered for the grant of awards under the 2004 Plan. The number of advisors and consultants who are eligible to be considered for the grant of awards under the 2004 Plan cannot be determined because the Compensation Committee has discretion to select these participants.

Shares Subject to the 2004 Plan

Under the 2004 Plan, 2,876,400 shares of Common Stock have been authorized for issuance. No participant in the 2004 Plan can receive option grants or stock appreciation rights for more than 1,000,000 total shares in any calendar year, or performance shares, restricted stock, or restricted stock units for more than 1,500,000 total shares in any fiscal year. The closing price for the Common Stock on The Nasdaq Global Select Market on January 12, 2009, was $15.76 per share.

Plan Features

The 2004 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and cash-based awards. Each type of equity-based award is described below:

•	Stock Options

A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future.

The exercise price of each stock option granted under the 2004 Plan is determined by the Compensation Committee. The exercise price of a nonstatutory stock option may not be less than 85% of the fair market value of the Common Stock on the date of grant. The exercise price of a stock option intended to qualify as an incentive stock option (“ISO”) under the Code may not be less than 100% of the fair market value of the Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of the Company’s capital stock). Incentive stock options may not have a term of greater than ten years (or five years if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of the Company’s capital stock).

Options granted under the 2004 Plan may be subject to performance-based, or time-based vesting. In general, options with time-based vesting granted to optionees other than non-employee directors vest as to  1/4 of the shares subject to the grant on the first anniversary of the date of grant, with  1/48 th of the total number of shares vesting each month thereafter, subject to the participant’s continued employment through the applicable vesting date. In no event may options granted under the 2004 Plan be exercised more than 10 years after the date of grant (five years after the date of grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of the Company’s capital stock).

•	Stock Appreciation Rights

A stock appreciation right is the right to receive, at the time of exercise, the difference between the fair market value of a share of stock and the exercise price of the stock appreciation right. Stock appreciation rights may be settled in stock, in cash, or a combination of both, at the discretion of the Compensation Committee. The exercise price of a stock appreciation right is determined by the Compensation Committee. Stock appreciation rights may be awarded as standalone awards, or in tandem with stock options (in which case the stock appreciation rights are exercisable only if the accompanying stock option is forfeited).

In general, stock appreciation rights granted by the Company vest 100% on the third anniversary of the date of grant and are settled in stock.

•	Restricted Stock Awards

Restricted stock grants are awards of stock subject to restrictions which lapse subject to continued employment, the achievement of performance objectives or the satisfaction of any other condition as specified in a restricted stock agreement. Shares may be awarded under the 2004 Plan for such consideration as the Compensation Committee may determine, including without limitation cash, cash equivalents, full-recourse promissory notes, future services, or services rendered prior to the award, without a cash payment by the grantee. Holders of restricted stock under the 2004 Plan have the same voting, dividend, and other rights as the Company’s other stockholders.

•	Restricted Stock Units

Restricted stock units give recipients the right to acquire a specified number of shares of stock, or the equivalent value in cash, at a future date upon the satisfaction of certain conditions established by the Compensation Committee and as set forth in a stock unit agreement. Restricted stock units may be granted in consideration of a reduction in the recipient’s other compensation, but no cash consideration is required of the recipient. Recipients of restricted stock units do not have voting or dividend rights, but may be credited with dividend equivalent compensation.

•	Performance Shares and Performance Units

Performance shares and performance units are awards which entitle the participant to a future payment of stock or cash (or a combination of both) based on the level of achievement of predetermined Company performance goals. Each performance share has an initial value equal to the fair market value of the Common Stock on the date of grant, and each performance unit carries a notional value determined by the Compensation Committee. Each performance award granted under the 2004 Plan will be evidenced by an award agreement specifying the number of performance shares or units granted, the performance period over which the award vests, the applicable performance goals, and such other provisions as the Compensation Committee shall determine.

Performance shares and units are payable at the close of the applicable performance period, and must be paid no later than the fifteenth day of the third month of the calendar year following the year in which the applicable performance period ends.

Automatic Grants to Outside Directors

The 2004 Plan provides for automatic, nondiscretionary grants of awards of restricted stock units to non-employee directors. A non-employee director who first joined the Board on or after March 11, 2008 is automatically granted an initial award of restricted stock units on the date of his or her election to the Board in a number of shares equal to $140,000 divided by the fair market value of the Common Stock on the trading day immediately preceding the date of the grant, rounded to the nearest whole share. The initial award vests in equal annual installments over three years, with the first  1/3 of the restricted stock units subject to the initial award vesting on the first anniversary of the date of the grant. On the day following each of the Company’s regularly scheduled annual stockholder meetings, beginning with the annual meeting occurring on March 11, 2008, each non-employee director is automatically granted a number of restricted stock units equal to $70,000 divided by the fair market value of the Common Stock on the trading day immediately preceding the date of the grant, rounded to the nearest whole share, provided the director has served on the Board for at least six months and will continue to serve on the Board following the annual meeting. These restricted stock units will vest in full on the first anniversary of the date of grant or, if earlier, immediately prior to the Company’s next annual stockholder meeting following the date of grant. Both the initial and annual award of restricted stock units become vested in full if a change in control occurs with respect to the Company during the director’s service. Generally, restricted stock units are settled as they vest, in shares of Common Stock or, in the Company’s sole discretion, in cash. However, the applicable stock unit award agreement may provide for settlement of any or all of the vested restricted stock units upon the director’s termination of service as a member of the Board, or may provide that the director may elect to defer settlement of any or all vested restricted stock units.

Performance Awards

The 2004 Plan is intended to qualify as a “performance-based” plan under Section 162(m) of the Code. Section 162(m) limits the Company’s ability to claim tax deductions for compensation to its most senior executive officers in excess of $1 million per year, unless the compensation is paid based on achievement of performance goals that are set using stockholder-approved criteria and such approval is received at least once every five years. The 2004 Plan provides that any award granted under the plan may be a performance-based award, with the extent to which such an award is earned or vested to be based on the achievement of performance goals specified with respect to each performance period under the 2004 Plan.

For each performance period, with respect to performance-based awards other than stock options and stock appreciation rights, the Compensation Committee will establish in writing: (1) target awards for each plan participant, (2) the performance goals which must be achieved in order for the participant to be paid a target award, and (3) the payout formula for determining the actual award paid to a participant. The payout formula will be based on a comparison of actual performance to the performance goals, provide for the payment of a participant’s target award if the performance goals for a relevant performance period are achieved, and provide for an actual award that is greater or less than a participant’s target award depending upon the extent to which actual performance exceeds or falls below the performance goals.

A participant’s cash-based target awards will be (1) expressed as a percentage of his or her base salary, (2) expressed as a percentage of an award pool established for the particular plan year, or (3) a specified amount determined by the Compensation Committee. The Compensation Committee may determine in its sole discretion whether or not to establish an award pool for a particular performance period.

Base salary under the 2004 Plan means the participant’s annualized salary rate on the last day of the fiscal year or on the last day of the last applicable fiscal year for any performance period, as determined by the Compensation Committee.

The performance goals applicable to the participants may consist of one or more of the following measures: (a) net earnings or net income (before or after taxes), (b) earnings per share, (c) operating earnings, (d) net sales, (e) sales growth, (f) net revenues, (g) revenue growth, (h) net operating profit, (i) net operating profit growth, (j) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue), (k) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), (l) earnings before or after taxes, interest, depreciation, and/or amortization, (m) gross or operating margins, (n) productivity ratios, (o) share price (including, but not limited to, growth measures and total shareholder return), (p) expense targets, (q) margins, (r) operating efficiency, (s) market share, (t) customer satisfaction, (u) working capital targets, (v) operating margin, (w) pre-tax profit, and (x) economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital). The above performance measures may be used to measure the performance of the Company or of any parent or subsidiary, or any combination thereof, as the Compensation Committee deems appropriate, or as compared to the performance of a group of comparator companies, or published or special index that the Compensation Committee deems appropriate, or the Compensation Committee may select performance measure (o) above as compared to various stock market indices. The Compensation Committee may provide in any performance-based award agreement that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items, (f) acquisitions or divestitures, (g) foreign exchange gains and losses, and (h) any other adjustment item permissible under Code Section 162(m) for deductibility.

Award Agreements

Each award under the 2004 Plan is evidenced by an award agreement. Subject to the terms of the 2004 Plan, the Compensation Committee has the discretion to establish the terms of any specific award granted under the 2004 Plan, including any vesting arrangement and exercise period. The terms of the award are set forth in the applicable award agreement. The award agreement may provide for accelerated exercisability in the event of the participant’s death, disability, retirement, or other events.

Adjustments upon Changes in Capitalization

In the event of a recapitalization, stock split or similar capital transaction, appropriate adjustment will be made to the number of shares reserved for issuance under the 2004 Plan, including the limitation regarding the total number of shares underlying awards that may be given to an individual participant in any calendar or fiscal year, the number of shares underlying outstanding awards, any applicable exercise price of awards, and other adjustments in order to preserve the benefits of outstanding awards under the 2004 Plan.

Adjustments upon Change in Control

Time-based Awards. The Compensation Committee may provide that, in the event of a change in control of the Company, as defined under the 2004 Plan, vesting or exercisability of outstanding awards may be accelerated in whole or in part.

Performance-based Awards. In the event of a change in control of the Company, the applicable performance measures for the performance period in which such change in control occurs will be deemed achieved as of the date immediately prior to such change in control, and the performance awards with respect to such period will be paid on such date, provided that the Compensation Committee may reduce a target award below the amount that would otherwise be payable.

Plan Amendment and Termination

The Board may amend or terminate the 2004 Plan at any time, provided that such amendment or termination shall not adversely affect any award previously granted under the plan without the consent of the award holder. The 2004 Plan will terminate ten years after its adoption, unless earlier terminated by the Board.

New Plan Benefits

As of January 12, 2009, the following performance-based awards have been granted pursuant to the Amendment to the 2004 Plan:

Name and Position	Number of Stock Appreciation Rights
Philip A. Harding, Chairman	0
Reza Meshgin, Director, President and Chief Executive Officer	18,006
Tom Liguori, Executive Vice President and Chief Financial Officer	5,808
Christine Besnard, Vice President, General Counsel and Secretary	3,485
Thomas Lee, Executive Vice President of Operations	4,646
All current executive officers as a group (4 persons)	31,945
All current directors who are not executive officers as a group (8 persons)	0
All employees, including all current officers who are not executive officers, as a group	19,747

Specific Plan Benefits

Because grants under the 2004 Plan are subject to the discretion of the Compensation Committee, awards under the 2004 Plan that will be made for the upcoming year are undeterminable, except with respect to the automatic grant of restricted stock units to non-employee directors which are described above. Future exercise prices for options granted under the 2004 Plan are also indeterminable because they will be based upon the fair market value of the Common Stock on the date of grant, although it is the Company’s current policy to no longer make stock option grants.

The following table discloses the awards granted to the persons or groups specified below under the 2004 Plan as of January 12, 2009.:

Name and Position	Number of Restricted Stock Units	Number of Stock Options	Number of Stock Appreciation Rights
Philip A. Harding, Chairman	58,000	115,000	0
Richard Dadamo, Director	7,135	45,000	0
Sanford L. Kane, Director	7,135	45,000	0
Huat Seng Lim, Ph.D., Director	0	30,000	0
Linda Yuen-Ching Lim, Ph.D., Director	6,638	0	0
Donald Schwanz, Director	7,600	0	0
Choon Seng Tan, Director	0	0	0
Sam Yau, Director	7,135	45,000	0
Reza Meshgin, Director, President and Chief Executive Officer	62,003	85,000	18,006
Tom Liguori, Executive Vice President and Chief Financial Officer	52,904	0	5,808
Christine Besnard, Vice President, General Counsel and Secretary	18,642	20,000	3,485
Thomas Lee, Executive Vice President of Operations	33,823	57,000	4,646
Craig Riedel, Vice President and Corporate Controller	13,500	57,000	0
All current executive officers as a group (4 persons)	167,372	162,000	31,945
All current directors who are not executive officers as a group (8 persons)	93,643	280,000	0
All employees, including all current officers who are not executive officers, as a group	419,711	769,000	19,747

Certain Federal Income Tax Consequences

The following is only a summary of certain United States federal income tax consequences to recipients of awards under the 2004 Plan and is for general information purposes only. This summary is based on the United States federal income tax laws now in effect, and as currently interpreted, and does not take into account possible changes in such laws or interpretations. Furthermore, this summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Code Section 409A to the extent an award is subject to and does not satisfy the rules promulgated thereunder, nor does it describe state, local or foreign tax consequences. This summary does not consider the United States federal income tax consequences to recipients in light of their individual circumstances or to recipients subject to special treatment under the federal income tax laws. THIS SUMMARY IS NOT INTENDED AS TAX ADVICE TO ANY PERSON AND RECIPIENTS OF AWARDS UNDER THE 2004 PLAN SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ANY FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS ON THEIR INDIVIDUAL CIRCUMSTANCES.

An optionee receiving nonstatutory stock options under the 2004 Plan will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon exercise of the nonstatutory stock option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of each share over its exercise price. Upon an optionee’s resale of such shares, any difference between the sale price and the fair market value of such shares on the date of exercise will be treated as capital gain or loss and will generally qualify for long-term capital gain or loss treatment if the shares have been held for more than one year. The Code provides for reduced tax rates for long-term capital gains based on the taxpayer’s income and the length of the taxpayer’s holding period.

Optionees receiving incentive stock options granted under the 2004 Plan will not recognize income upon grant or qualifying exercise of the option under the Code unless the alternative minimum tax rules apply. Upon an optionee’s sale of the shares (assuming that the sale occurs more than two years after grant of the option and more than one year after exercise of the option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of either of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any gain recognized on such a premature sale of the shares in excess of the amount treated as ordinary income will be characterized as capital gain.

The recipient of a restricted stock award will generally recognize ordinary compensation income when such shares are no longer subject to a substantial risk of forfeiture, based on the excess of the value of the shares at that time over the price, if any, paid for such shares. However, if the recipient makes a timely election under the Code to be subject to tax upon the receipt of the shares, the recipient will recognize ordinary compensation income at that time equal to the fair market value of the shares over the price paid, if any, and no further ordinary compensation income will be recognized when the shares vest.

Recipients of stock appreciation rights, restricted stock units, performance shares or units, and cash awards will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery.

Subject to certain limitations, the Company is entitled to a deduction for Federal income tax purposes equal to the amount of ordinary compensation income recognized by the recipient of an award at the time such income is recognized, so long as the Company makes any required tax withholding with respect to such income. However, the deduction of compensation paid to certain executives may be subject to a $1 million annual limit under Section 162(m) of the Code.

As discussed above, under Code Section 162(m) no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company’s “covered employees” (as described below). Certain performance-based compensation is exempt from this deduction limit if it meets the requirements of Code Section 162(m), including a requirement that payment of the compensation be contingent upon achievement of performance goals that are established and administered in a manner specified under Section 162(m). In addition, to qualify as performance-based compensation, the compensation (or the plan under which it is granted, including the possible performance goals that may be used) must have been approved by stockholders, there must be a limit on the amount of compensation that may be paid to an employee during a specified period of time, and achievement of the applicable performance goals must be substantially uncertain at the time the individual awards are established. Finally, Code Section 162(m) imposes certain independence requirements on the members of the Board-level committee administering the performance-based compensation program.

The regulations governing Code Section 162(m) provide that a “covered employee” is determined in accordance with the executive compensation disclosure rules under the Securities Exchange Act of 1934 (the “Exchange Act”). However, the Exchange Act was amended in 2006 and no longer tracks the definition of “covered employee” as defined in Section 162(m) of the Code. The Exchange Act now requires disclosure of a company’s principal executive officer regardless of compensation, the principal financial officer regardless of compensation and the three most highly compensated executive officers other than the principal executive officer and the principal financial officer as determined as of the end of the last completed fiscal year. As a result of this disconnect, the Internal Revenue Service released guidance in June 2007 providing that for purposes of Section 162(m) of the Code, a “covered employee” means the principal executive officer (or anyone acting in such capacity) and the three highest paid officers for the relevant taxable year. For purposes of Section 162(m), it does not include the principal financial officer unless such officer is one of the three highest paid officers. Accordingly, the Company will apply this guidance to its covered employees for the purposes of Section 162(m) of the Code.

Any deferrals made under the 2004 Plan, including awards granted under the 2004 Plan that are considered to be deferred compensation, must satisfy the requirements of Section 409A of the Code to avoid adverse tax consequences to participating employees. These requirements include limitations on election timing, acceleration of payments and distributions. The Company intends to attempt to structure any deferrals and awards under the 2004 Plan to meet the applicable tax law requirements.

The foregoing does not purport to be a complete summary of the federal income tax considerations that may be relevant to holders of options, restricted shares, stock appreciation rights, restricted stock, restricted stock units, performance shares or performance units, or to the Company. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death.

ERISA

The 2004 Plan is not a tax-qualified deferred compensation plan under Section 401(a) Code, and is not subject to of the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Required Vote

Approval will require the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. In the event approval is not obtained, (i) the Amendment to the 2004 Plan will not become effective and will not added to the 2004 Plan, (ii) the Company will not be able to grant compensation under the 2004 Plan that is not subject to the $1 million deductibility limit under Code Section 162(m) and (iii) no future stock options or stock appreciation rights will be awarded to Section 162(m) covered employees. Furthermore, certain awards have previously been granted under the Amendment to the 2004 Plan (see the section entitled New Plan Benefits above). In the event approval is not obtained, no payments will be made with respect to such awards.

The Board recommends a vote “FOR” the proposal.

OTHER MATTERS

The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 12, 2009 as to shares of the Common Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of its Common Stock, (ii) each of the Company’s Named Executive Officers under “Executive Compensation—Summary Compensation Table,” (iii) each of the Company’s current directors, (iv) each of the Company’s nominees for director, and (v) all current directors and executive officers of the Company as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Unless otherwise noted below, the address of each beneficial owner is c/o Multi-Fineline Electronix, Inc., 3140 East Coronado, Anaheim, California 92806. Except as indicated in the footnotes to this table, the persons or entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable. The percentage of Common Stock beneficially owned is based on 25,155,472 shares outstanding as of January 12, 2009. In addition, shares issuable pursuant to options and RSUs which may be exercised or will vest within 60 days of January 12, 2009 are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individual. Thus, the number of shares considered to be outstanding for the purposes of this table may vary depending on the individual’s particular circumstances.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Stockholders Owning More Than 5% of the Common Stock:
Entities affiliated with WBL Corporation Limited(1)	14,817,052	58.9%
Executive Officers, Directors and Director Nominees:
Philip A. Harding(2)	636,298	2.5%
Reza Meshgin(3)	164,451	*
Tom Liguori(4)	12,500	*
Christine Besnard(5)	14,899	*
Craig Riedel(6)	101,159	*
Thomas Lee(7)	29,914	*
Richard J. Dadamo(8)	27,385	*
Sanford L. Kane(9)	55,525	*
Philippe Lemaitre(10)	0	*
Huat Seng Lim, Ph.D.(11)	30,000	*
Linda Y.C. Lim, Ph.D(12)	3,213	*
Donald Schwanz	0	*
Choon Seng Tan	0	*
Sam Yau(13)	52,135	*
All current directors and executive officers as a group (12 persons)(14)	1,026,320	4%

*	Less than 1%
(1)

Represents 3,000,000 shares held by United Wearnes Technology Pte Ltd (“United Wearnes”) and 11,817,052 shares held by Wearnes Technology (Private) Limited (“Wearnes Technology”). Wearnes Technology is a 99.97% owned subsidiary of WBL Corporation and United Wearnes is a 60% owned subsidiary of Wearnes Technology. Huat Seng Lim, Ph.D., one of the Company’s directors, is the Group Managing Director (Technology Manufacturing) of WBL Corporation and Choon Seng Tan, one of the

Company’s directors, is the Chief Executive Officer and a director of WBL Corporation. The principal business address for United Wearnes and Wearnes Technology is Wearnes Technology Building, 801 Lorong, 7 Toa Payoh, #07-00 Wearnes Building, Singapore 319319.

(2)	Includes 118,363 shares held of record by the Philip A. Harding and Barbara R. Harding Family Trust dated January 18, 1994, 87,500 shares held of record by Philip A. Harding, trustee of the P Harding 2008-1 Annuity Trust U/A DTD dated January 26, 2008, 87,500 shares held of record by Philip A. Harding, trustee of the B Harding 2008-1 Annuity Trust U/A DTD dated January 26, 2008, 338,035 shares subject to options held by Mr. Harding that are exercisable within 60 days of January 12, 2009 and 4,900 shares held of record.
(3)	Includes 136,900 shares subject to options that are exercisable within 60 days of January 12, 2009, 12,500 shares subject to a vested RSU grant which has yet to be transferred to grantee in accordance with the terms of the grant and 15,051 shares held of record.
(4)	Consists of 12,500 shares subject to an RSU grant which will vest within 60 days of January 12, 2009.
(5)	Includes 10,000 shares subject to options that are exercisable within 60 days of January 12, 2009, 3,175 shares subject to a vested RSU grant which has yet to be transferred to grantee in accordance with the terms of the grant and 1,724 shares held of record.
(6)	Includes 85,470 shares subject to options that are exercisable within 60 days of January 12, 2009, 1,000 shares subject to a vested RSU grant which has yet to be transferred to grantee in accordance with the terms of the grant, 12,440 shares held of record by the Craig M. Riedel and Mai T. Riedel Family Trust dated July 18, 2002 and 2,249 shares held of record. Mr. Riedel served as Chief Financial Officer from March 1992 to February 25, 2008, when he assumed the position of Vice President and Corporate Controller.
(7)	Includes 1,250 shares subject to a vested RSU grant which has yet to be transferred to grantee in accordance with the terms of the grant and 28,664 shares held of record.
(8)	Includes 20,250 shares subject to options that are exercisable within 60 days of January 12, 2009, 3,135 shares subject to an RSU grant which will vest within 60 days of January 12, 2009, and 4,000 shares held of record.
(9)	Includes 45,000 shares subject to options that are exercisable within 60 days of January 12, 2009, 3,135 shares subject to an RSU grant which will vest within 60 days of January 12, 2009 and 7,390 shares held of record.
(10)	Mr. Lemaitre is a nominee for director and does not currently hold any shares of the Company’s common stock.
(11)	Consists of 30,000 shares subject to options that are exercisable within 60 days of January 12, 2009.
(12)	Includes 2,213 shares subject to RSU grants which will vest within 60 days of January 12, 2009 and 1,000 shares of record.
(13)	Includes 45,000 shares subject to options that are exercisable within 60 days of January 12, 2009, 3,135 shares subject to an RSU grant which will vest within 60 days of January 12, 2009, and 4,000 shares of record.
(14)	Includes 360,092 shares held of record, 625,185 shares subject to options that are exercisable within 60 days of January 12, 2009, 16,925 shares subject to vested RSU grants which have yet to be transferred to the grantees in accordance with the terms of the grants, and 24,118 shares subject to RSU grants which will vest within 60 days of January 12, 2009.

The following pages contain a report issued by the Compensation Committee relating to executive compensation for 2008 and a report issued by the Audit Committee relating to its review of the accounting, auditing and financial reporting practices of the Company. Stockholders should be aware that under SEC rules, the Report of the Compensation Committee of the Board on Executive Compensation and the Report of the Audit Committee of the Board are not deemed to be “soliciting material” or “filed” with the SEC under the Securities Exchange Act of 1934, and are not incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless these sections are specifically referenced.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD ON EXECUTIVE COMPENSATION

The Compensation Committee operates under a written charter adopted by the Board of Directors (the “Board”) on April 12, 2004, and most recently amended on December 4, 2008. A copy of the Compensation Committee Charter is available on the Company’s website at www.mflex.com. The members of the Compensation Committee are Richard J. Dadamo, Sanford L. Kane, Donald Schwanz and Choon Seng Tan, each of whom is a non-employee director under Section 162(m) of the Internal Revenue Code, and each of whom, except for Choon Seng Tan, meets the independence standards established by The Nasdaq Global Select Market. For fiscal 2008, Richard J. Dadamo was the Chairman and effective December 5, 2008, Donald Schwanz is the Chairman of the Compensation Committee.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Richard J. Dadamo

Sanford L. Kane

Donald Schwanz (Chairman)

Choon Seng Tan

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of the Company’s executive officers who served as the Company’s Named Executive Officers (as defined below) during the last completed fiscal year.

Compensation Programs Objectives and Philosophy

The Compensation Committee is comprised of a total of four directors, three of whom are independent. The Compensation Committee is responsible for developing and monitoring compensation arrangements for the executive officers of the Company, administering the Company’s equity incentive plans (including reviewing and approving grants to executive officers) and other compensation plans and performing other activities and functions related to executive compensation as may be assigned from time to time by the Board. Among other things, the performance criteria for the Chief Executive Officer (the “CEO”) and other executive officers for 2008 was established by the Compensation Committee. Although one member of the Compensation Committee does not meet the independence standards established by Nasdaq and the rules and regulations of the SEC, all compensation decisions that require it are ratified or approved by either a special committee of the Compensation Committee comprised solely of the independent directors on the Compensation Committee (the “Special Compensation Committee”), or a majority of the independent, non-employee directors on the Board. As used in this discussion and analysis, all approvals or recommendations by the Compensation Committee include the approval or recommendation by the Special Compensation Committee or a majority of the independent directors on the Board where so required.

The Compensation Committee believes that compensation of the Company’s executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives. It is the Compensation Committee’s philosophy to align the interests of the Company’s stockholders and management by integrating compensation with the Company’s annual and long-term corporate strategic and financial objectives. In order to attract and retain the most qualified personnel, the Company intends to offer a total compensation package competitive with companies generally considered comparable to the Company in a cross-industry sub-set of technology industry companies, which in fiscal 2008, consisted of the following companies: AVX Corp.; Benchmark Electronics Inc.; CTS Corp.; Merix Corp.; Methode Electronics Inc.; Molex, Inc.; MTS Systems Corp.; Plexus Corp.; Rogers Corp.; Smart Modular Technologies; Technitrol Inc,; and TTM Technologies (the Company’s “peer group”).

The components of executive officer compensation consist of base salary, performance-based bonuses, periodic stock grants and other benefits, which are discussed separately below. The Company bases its executive compensation decisions on a detailed review of many factors including external competitive data with regard to the Company’s peer group, the Company’s achievements over the past year, the individual’s past, present and expected contributions to the Company’s success, any significant changes in the individual’s role or responsibilities, the relative compensation of different executives and the Company’s employee base as a whole and the long-term value of the executive to the Company. In addition, the Compensation Committee’s process for determining executive compensation includes a review of the Company’s executive compensation programs and practices, and an analysis, for each executive officer of all elements of compensation.

In general, the Compensation Committee’s practice is to establish the annual compensation packages for the Company’s executive officers in the first quarter of each fiscal year, following the end of each fiscal year and in connection with annual performance reviews. Performing this process after the end of the prior year allows the Compensation Committee to incorporate data on the Company’s financial performance during the prior year into its analysis and to conduct an assessment of the executives’ contribution to the Company’s overall performance and evaluate progress and results achieved that directly link to corporate business goals and objectives. The Compensation Committee then compiles the information to establish annual base compensation, performance-based incentive bonus awards and to make adjustments to long-range compensation incentives as appropriate to reflect achievement against prior awards. The Compensation Committee may conduct additional analyses of compensation trends and assessments of the Company’s competitive position at other times during the year to address changes in the market for executive services or special circumstances affecting the Company.

The Company believes that it is important to reward excellence, leadership and outstanding long-term Company performance in a form designed to retain and motivate executives while aligning their incentives with continued high levels of performance. In general, the Compensation Committee’s goal is to structure the overall mix of compensation for executive officers so that individuals with the greatest responsibility and, therefore, opportunity to impact the Company’s success, have the highest percentage of their total compensation variable and tied to Company performance. In addition, the Compensation Committee believes that employees in higher ranks should have a higher proportion of their total compensation delivered through pay-for-performance, such as annual performance-based incentive bonus plans and long-term equity compensation. As a result, their compensation will be more significantly correlated, both upward and downward, to the Company’s financial performance.

Components of Compensation

The compensation of executive officers consists of the following principal components:

•	base salary;

•	performance-based annual incentive bonus;

•	stock grants; and

•	perquisites and other benefits.

The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to retain key executives and manage the Company’s existing business and that compensation provided to key executives adequately motivates key executives to achieve the long-term corporate strategic and financial objectives of the Company. To that end, the Compensation Committee believes executive compensation packages provided by the Company to its senior executives should include both cash and share-based compensation and incentives. The Company generally does not adopt express formulae for weighting different elements of compensation or for allocating between long-term and short-term compensation, but strives to develop comprehensive packages that are competitive with those offered by other companies with which the Company competes to attract and retain talented executives. Under the Company’s current compensation practices, cash compensation consists of an annual base salary and bonuses, and share-based compensation consists primarily of restricted stock unit grants and stock appreciation rights.

Base Salary

Executive Officer Salaries

The Compensation Committee conducts a periodic review of the base salary, bonus and equity awards made to each Named Executive Officer. The Compensation Committee reviews salaries recommended by the CEO for the Company’s other Named Executive Officers (other than the CEO), and based upon such review approves salaries and raises for such Named Executive Officers and makes a recommendation to the entire Board for approval of these salaries. The Compensation Committee sets the salary level of each executive officer on a case-by-case basis, taking into account the individual’s level of responsibilities and performance. The Compensation Committee also considers market information and the base salaries and other incentives paid to executive officers of the Company’s peer group. In December 2007, the Compensation Committee approved base salaries for the Named Executive Officers, other than the CEO, ranging from $209,000 to $375,000 for calendar year 2008. In December 2008, the Compensation Committee approved base salaries for the Named Executive Officers, other than the CEO, ranging from $270,000 to $340,000 for calendar year 2009. The Compensation Committee considered such increases appropriate given such individuals’ level of responsibility and performance, as well as comparison of the salaries of the Company’s Named Executive Officers to those of individuals with similar positions at companies within the Company’s peer group.

CEO Salary

The Compensation Committee reviews the salary of the CEO using generally the same criteria as for the other executive officers. Based upon such review, the Compensation Committee approves the salary and raises for the CEO and makes a recommendation to the entire Board for approval. Mr. Meshgin’s base salary for calendar year 2008 was $450,000. In December 2008, the Compensation Committee agreed to increase Mr. Meshgin’s base salary for calendar year 2009 to $570,000. The Compensation Committee considered such increase appropriate given Mr. Meshgin’s increasing level of responsibility and his performance in the position, as well as comparison of his salary to CEOs at other companies within the Company’s peer group.

Bonuses

Executive Officer Bonuses

Generally, the Company’s Named Executive Officers are eligible to receive non-equity incentive plan compensation (“bonuses”) on an annual basis. The Compensation Committee believes that a portion of executive officer compensation should be contingent upon the Company’s performance and, in certain cases, an individual’s contribution to the Company’s success in meeting corporate and financial objectives, in order to motivate the Company’s executives to meet the business and financial objectives of the Company. The Compensation Committee (and/or the CEO for officers other than the CEO) establishes the individual goals for each executive officer. The ratio of financial goals to individual non-financial goals used in determining the bonuses may vary for each executive officer. Assuming the specified financial metrics are met, for officers other than the CEO, the Compensation Committee evaluates each executive officer with the CEO to determine the bonus for the fiscal year, based on the level of attainment of the financial metrics and the achievement of the individual goals. The Compensation Committee approves the Named Executive Officer bonuses and then recommends them for approval to the Board. Under the terms of the Company’s bonus plan for fiscal year 2009, the Compensation Committee has the discretion to reduce awards that would otherwise be payable to a Named Executive Officer, in its discretion.

CEO Bonus

The CEO’s bonus is determined based on the same method as described above for Named Executive Officers, except that the CEO’s individual goals are approved by the Compensation Committee, and then recommended to the Board for approval.

The following table articulates the fiscal 2008 bonus opportunity for the Named Executive Officers, the percentage of bonus that was tied to financial metrics and individual goals and the bonuses paid to the Named Executive Officers:

Name	Target Bonus Opportunity*	Target Bonus Opportunity as a Percentage of Base Salary	Percentage of Bonus tied to Financial Metrics	Percentage of Bonus tied to Individual Goals	Total Bonus Paid
Reza Meshgin	$315,000	70%	51%	49%	$425,068
Philip Harding	$280,000	70%	51%	49%	$384,698
Tom Liguori	$150,000	50%	51%	49%	$209,763
Craig Riedel	$104,500	50%	51%	49%	$138,454
Thomas Lee	$127,500	50%	51%	49%	$178,299
Christine Besnard	$130,000	50%	51%	49%	$181,795

*	In certain instances (i.e., if the specified financial metrics were achieved at a level higher than 100%), additional amounts could be earned.

The Company met the specified financial metrics for fiscal 2008, and therefore, bonuses were paid. In fiscal 2008, Named Executive Officers were eligible for a financial goals bonus once revenue, profit after tax (“PAT) and return on equity (“ROE”) met 70% of certain specified financial targets (the “Minimum Threshold”). Once the Minimum Threshold was reached, 50% of the bonus portion attributable to the financial goals was earned. Executives had the opportunity to earn 100% of the bonus portion attributable to the financial goals if 100% of the specified financial targets (the “Target(s)”) were achieved. For performance between the 70% Minimum Threshold and 100% Target, bonuses were adjusted on a linear basis between the 50% of financial bonus payable at the Minimum Threshold, and 100% of financial bonus payable at the Target. Additional financial bonus could also be earned if revenue, PAT or ROE exceed the Target, provided PAT retained the targeted percentage to revenue. Additional bonus earned in this way was calculated on the same linear basis as was applied between the 70% threshold and 100% level.

In addition, the bonus portion attributable to the individual goals was not payable unless the Minimum Threshold was met. In fiscal 2008, Messrs. Harding’s and Meshgin’s individual goals related to capacity and strategic planning, financial metrics, Sarbanes Oxley (“SOX”) compliance and succession planning; Mr. Lee’s individual goals related to capacity and strategic planning, succession planning, corporate reorganization initiatives, operational metrics and SOX compliance; Mr. Liguori’s individual goals related to strategic planning relating to the finance department, corporate reorganization initiatives, operational reporting and budgeting and SOX compliance; and Ms. Besnard’s individual goals related to equity plan administration, corporate reorganization initiatives, policy administration, attorney oversight and SOX compliance. The portion of the bonus attributable to individual goals was capped at 100%, and was calculated on an individual case-by-case basis. In fiscal 2008, Messrs. Lee and Liguori and Ms. Besnard met all of their individual goal, Mr. Harding attained 95% of his individual goals and Mr. Meshgin attained 90% of his individual goals. All earned bonus amounts were capped by the budget pool in the bonus accrual provided in the budget for the fiscal year.

Stock Grants

The Compensation Committee administers the 2004 Plan for executive officers, employees, consultants and outside directors, under which, prior to December 2005, it granted options to purchase the Company’s Common Stock with an exercise price equal to the fair market value of a share of the Common Stock on the date of grant. Beginning in December 2005, the Compensation Committee began granting restricted stock units under the 2004 Plan in lieu of stock options and in December 2008 also began granting stock appreciation rights. Prior to 2004, the Company made stock option grants under its 1994 Stock Plan. The Compensation Committee believes that providing executive officers who have responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock aligns the interests of the Company’s executive officers with those of its stockholders and promotes retention of key personnel, which is also in the best interest of the stockholders. Accordingly, the Compensation Committee, when reviewing executive officer compensation, also considers stock grants as appropriate. At its discretion, from time to time the Compensation Committee may also make stock grants based on individual and corporate achievements.

Grants made to the CEO and other Named Executive Officers are approved by the Compensation Committee, and may also be recommended for approval to the Board. The Compensation Committee determines the number of shares underlying each grant of stock options, restricted stock units or stock appreciation rights based upon the executive officer’s and the Company’s performance, the executive officer’s role and responsibilities within the Company, the executive officer’s base salary and comparison with comparable awards to individuals in similar positions. During the first and third quarters of fiscal 2008, the Compensation Committee made grants of restricted stock units to Named Executive Officers, at the same time as the Compensation Committee made grants to other employees of the Company, as follows:

Reza Meshgin	30,000 RSUs
Philip A. Harding	30,000 RSUs
Tom Liguori	50,000 RSUs
Christine Besnard	6,000 RSUs
Thomas Lee	18,000 RSUs

Except as noted below, these grants are subject to equal, annual vesting over a three-year period. In determining the size of the Named Executive Officers’ grants, the Compensation Committee considered the growth of the business, the financial performance of the Company and the positioning of the Company for continued success. Mr. Lee’s RSU grants are tied to the achievement of discrete performance objectives in the amounts of: (a) 2,500 RSUs, (b) 2,500 RSUs, (c) 3,000 RSUs, (d) 5,000 RSUs and (e) 5,000 RSUs.

Perquisites

The Company periodically reviews the perquisites that Named Executive Officers receive. In general, such perquisites are limited. Other than as described in the Summary Compensation Table below, the Company’s executives are entitled to few benefits that are not otherwise available to all of its employees.

Other Benefits

The Company maintains broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Participants in the 401(k) plan are permitted to contribute to the plan through payroll deductions within statutory and plan limits. Participants may select from a variety of investment options. Investment options do not include the Company’s common stock. In addition, the Company currently does provide matching contributions for the participants in the 401(k) plan including executive officers.

Regulatory Considerations

The Company generally intends to qualify executive compensation for deductibility without limitation under Section 162(m) of the Internal Revenue Code. Section 162(m) provides that, for purposes of regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation (other than certain exempt performance-based compensation) is limited to no more than $1 million per year. The Company does not expect that the non-exempt compensation to be paid to any of its executive officers for fiscal 2008 as calculated for purposes of Section 162(m) will exceed the $1 million limit. However, to maintain flexibility in compensating the Company’s executive officers in a manner designed to promote corporate goals, it is not a policy of the Compensation Committee that all executive compensation must be deductible.

Summary Compensation Table

The following table discloses the compensation paid to or earned from the Company during each of the years ended September 30, 2008 and 2007 by the Chief Executive Officer, Chief Financial Officer and three other most highly paid executive officers (including such persons who meet the foregoing criteria, during, but not at the end, of the fiscal year ended September 30, 2008; collectively referred to herein as the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary(3) ($)		Stock Awards(s) ($)		Non-Equity Incentive Plan Compensation(16) ($)	All Other Compensation ($)		Total Compensation ($)
Reza Meshgin,	2008	$450,000		$528,600	(6)	$425,068	$13,303	(17)	$1,416,971
President and Chief Executive Officer	2007	$277,200		$156,699	(7)	$0	$12,326		$446,225

Philip A. Harding,	2008	$400,000		$528,600	(8)	$384,698	$17,501	(18)	$1,330,799
Chairman(1)	2007	$364,100		$192,859	(9)	$0	$17,442		$574,401

Tom Liguori,	2008	$300,000		$970,500	(10)	$209,763	$34,381	(19)	$1,514,644
Executive Vice President and Chief Financial Officer	2007	$0		$0		$0	$0		$0

Thomas Lee,	2008	$255,000		$445,500	(11)	$178,299	$13,444	(20)	$892,243
Executive Vice President of Operations	2007	$217,350		$102,453	(12)	$0	$20,498		$340,301

Christine Besnard,	2008	$156,000	(4)	$105,720	(13)	$181,795	$11,567	(21)	$455,082
Vice President, General Counsel and Secretary	2007	$125,775	(5)	$112,096	(14)	$0	$9,728		$247,599

Craig Riedel,	2008	$209,000		$0		$138,454	$13,939	(22)	$361,393
Vice President and Corporate Controller(2)	2007	$195,600		$78,359	(15)	$0	$13,149		$287,108

(1)	Mr. Harding served as Chief Executive Officer from 1981 until he retired from such position on March 11, 2008.
(2)	Mr. Riedel served as Chief Financial Officer from November 1992 to February 25, 2008, when he assumed the position of Vice President and Corporate Controller.
(3)	The Company reviews salaries on a calendar year basis, and thus, the amounts set forth under the column “Salary” are the salaries paid to the Named Executive Officer for the calendar year that most closely aligns to the fiscal year (i.e., amount indicated for 2008 is the salary for January 1, 2008 through December 31, 2008, although a different salary was in effect for the first quarter of the fiscal year).
(4)	Represents the annual salary of $260,000 at full-time, with adjustment for Ms. Besnard’s part-time schedule.
(5)	Represents the annual salary of $209,625 at full-time, with adjustment for Ms. Besnard’s part-time schedule.
(6)	Represents the aggregate value on the date of grant of an RSU award made on December 4, 2007 with respect to an aggregate of 30,000 shares of Common Stock, based on the closing price on that date.
(7)	Represents two-thirds of the aggregate value on the date of grant of an RSU award made on March 21, 2007 with respect to an aggregate of 13,000 shares of Common Stock, based on the closing price on that date. One-third of the original award was cancelled and forfeited on November 8, 2007, pursuant to the vesting terms of the grant due to the non-achievement of certain financial metrics of the Company during fiscal 2007.
(8)	Represents the aggregate value on the date of grant of an RSU award made on December 4, 2007 with respect to an aggregate of 30,000 shares of Common Stock, based on the closing price on that date.
(9)	Represents two-thirds of the aggregate value on the date of grant of an RSU award made on March 21, 2007 with respect to an aggregate of 16,000 shares of Common Stock, based on the closing price on that date. One-third of the original award was cancelled and forfeited on November 8, 2007, pursuant to the vesting terms of the grant due to the non-achievement of certain financial metrics of the Company during fiscal 2007.
(10)	Represents the aggregate value on the date of grant of an RSU award made on January 11, 2008 with respect to an aggregate of 50,000 shares of Common Stock, based on the closing price on Mr. Liguori’s hire date of February 25, 2008.
(11)	Represents the aggregate value on the date of grant of an RSU award made on June 11, 2008 with respect to an aggregate of 18,000 shares of Common Stock, based on the closing price on that date.
(12)	Represents two-thirds of the aggregate value on the date of grant of an RSU award made on March 21, 2007 with respect to an aggregate of 8,500 shares of Common Stock, based on the closing price on that date. One-third of the original award was cancelled and forfeited on November 8, 2007, pursuant to the vesting terms of the grant due to the non-achievement of certain financial metrics of the Company during fiscal 2007.
(13)	Represents the aggregate value on the date of grant of an RSU award made on December 4, 2007 with respect to an aggregate of 6,000 shares of Common Stock, based on the closing price on that date.
(14)	Represents two-thirds of the aggregate value on the date of grant of an RSU award made on March 21, 2007 with respect to an aggregate of 6,200 shares of Common Stock, based on the closing price on that date. One-third of the original award was cancelled and forfeited on November 8, 2007, pursuant to the vesting terms of the grant due to the non-achievement of certain financial metrics of the Company during fiscal 2007.
(15)	Represents two-thirds of the aggregate value on the date of grant of an RSU award made on March 21, 2007 with respect to an aggregate of 6,500 shares of Common Stock, based on the closing price on that date. One-third of the original award was cancelled and forfeited on November 8, 2007, pursuant to the vesting terms of the grant due to the non-achievement of certain financial metrics of the Company during fiscal 2007.
(16)	The amounts set forth under the column “Non-Equity Incentive Plan Compensation” consist of non-equity incentive plan compensation paid for such fiscal year, regardless of the year in which the amount was actually paid.

(17)	Includes an auto allowance of $9,000, and amounts related to Company paid long-term disability insurance, prepaid life insurance and 401(k) Company match aggregating $4,301.
(18)	Includes a car allowance in the amount of $12,504.
(19)	Includes an auto allowance of $6,000, a signing bonus of $25,000, and amounts related to Company paid long-term disability insurance, prepaid life insurance and 401(k) Company match aggregating $3,381.
(20)	Includes an auto allowance of $9,000, and amounts related to Company paid long-term disability insurance, prepaid life insurance and 401(k) Company match aggregating $4,444.
(21)	Includes an auto allowance of $9,000, and amounts related to Company paid long-term disability insurance, prepaid life insurance and 401(k) Company match aggregating $2,877.
(22)	Includes an auto allowance of $9,000, and amounts related to Company paid long-term disability insurance, prepaid life insurance and 401(k) Company match aggregating $4,939.

Grants of Plan-Based Awards

The following table discloses the actual restricted stock awards granted to the Named Executive Officers during the year ended September 30, 2008 and their respective grant date fair values. It also captures potential future pay-outs under non-equity and equity incentive plans.

2008 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)(1)	Target ($)(2)	Maximum ($)(2)(3)	Threshold (#)		Target (#)	Maximum (#)
Philip A. Harding, Chairman	12/04/07	$71,400	$280,000	$280,000	—		—	—	30,000	$528,600
Tom Liguori, Executive Vice President and Chief Financial Officer	2/25/08	$38,250	$150,000	$150,000	—		—	—	50,000	$970,500
Reza Meshgin, President and Chief Executive Officer	12/04/07	$80,325	$315,000	$315,000	—		—	—	30,000	$528,600
Thomas Lee, Executive Vice President of Operations	6/11/08	$32,513	$127,500	$127,500	0	(4)	18,000	18,000	—	$445,500
Christine Besnard, Vice President, General Counsel and Secretary	12/04/07	$33,150	$130,000	$130,000	—		—	—	6,000	$105,720
Craig Riedel, Vice President and Corporate Controller	N/A	$26,648	$104,500	$104,500	—		—	—	—	—

(1)	Represents amount payable to the Named Executive Officer if 70% of the specified financial metrics were achieved, but no individual goals were met.
(2)	Represents amount payable to the Named Executive Officer if 100% of the specified financial metrics were achieved, and each individual goal was met 100%.
(3)

Named Executive Officers could also earn additional financial performance bonus if the Company’s revenue, PAT or ROE were above the specified Target for such metric; provided that PAT retained the targeted percentage to revenue. Additional bonus earned in this way was calculated on the same linear basis as was applied between the 70% threshold and 100% level. All earned bonus amounts were capped by the budget pool in the bonus accrual provided in the budget for the fiscal year.

(4)	If none of the performance objectives tied to the five RSU grants totaling 18,000 RSUs are achieved, Mr. Lee will not receive any payments under these equity incentive plan awards.

Outstanding Equity Awards at September 30, 2008

The following table discloses outstanding stock option awards classified as exercisable and unexercisable as of September 30, 2008 for each of the Named Executive Officers. The table also shows unvested stock awards as of September 30, 2008 assuming a market value of $14.79 per share (the closing market price of the Company’s Common Stock on September 30, 2008).

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Philip A. Harding	34,445	0	$2.07	1/31/2009	46,667	(1)	$690,205	—		—
	223,035	0	$4.00	7/11/2009
	75,000	0	$10.00	6/24/2014
	40,000	0	$10.00	6/24/2014

Tom Liguori	0	0	—	—	50,000	(2)	$739,500	—		—

Reza Meshgin					43,667	(3)	$645,835	—		—
	51,900	0	$4.00	7/11/2009
	85,000	0	$10.00	6/24/2014

Thomas Lee	0	0	—	—	8,167	(4)	$120,790	18,000	(7)	$266,220

Christine Besnard	10,000	0	$8.75	6/24/2014	12,484	(5)	$184,638	—		—

Craig Riedel	23,430	0	$2.07	1/31/2009	6,334	(6)	$93,680	—		—
	28,470	0	$4.00	7/11/2009
	19,869	0	$10.00	6/24/2014
	37,131	0	$10.00	6/24/2014

(1)	5,333 shares vesting 11/15/08, 10,000 shares vesting 12/04/08, 3,000 shares vesting 12/05/08, 5,334 shares vesting 11/15/09, 10,000 shares vesting 12/04/09, 3,000 shares vesting 12/05/09, and 10,000 shares vesting 12/04/10.
(2)	12,500 shares vesting 2/25/09, 12,500 shares vesting 2/25/10, 12,500 shares vesting 2/25/11, and 12,500 shares vesting 2/25/12.
(3)	4,333 shares vesting 11/15/08, 10,000 shares vesting 12/04/08, 2,500 shares vesting 12/05/08, 4,334 shares vesting 11/15/09, 10,000 shares vesting 12/04/09, 2,500 shares vesting 12/05/09, and 10,000 shares vesting 12/04/10.
(4)	2,833 shares vesting 11/15/08, 1,250 shares vesting 12/05/08, 2,834 shares vesting 11/15/09, and 1,250 shares vesting 12/05/09.

(5)	2,067 shares vesting 11/15/08, 2,000 shares vesting 12/04/08, 1,175 shares vesting 12/05/08, 2,067shares vesting 11/15/09, 2,000 shares vesting 12/04/09, 1,175 shares vesting 12/05/09, and 2,000 shares vesting 12/04/10.
(6)	2,167 shares vesting 11/15/08, 1,000 shares vesting 12/05/08, 2,167 shares vesting 11/15/09, and 1,000 shares vesting 12/05/09.
(7)	Mr. Lee’s RSU grants are tied to the achievement of discrete performance objectives in the amounts of 2,500, 2,500, 3,000, 5,000 and 5,000 RSUs.

Option Exercises and Stock Vested

The following table discloses certain information concerning exercises of stock options and the vesting of restricted stock awards for each Named Executive Officer during the year ended September 30, 2008.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Philip A. Harding	133,720	$2,357,875	3,000	$54,390
Tom Liguori	—	—	—	—
Reza Meshgin	—	—	2,500	$45,325
Thomas Lee	63,465	$1,375,411	1,250	$22,663
Christine Besnard	10,000	$203,900	1,175	$21,303
Craig Riedel	70,000	$1,530,095	1,000	$18,130

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.

DIRECTOR COMPENSATION

Although employees of WBL Corporation and its subsidiaries who serve on the Board are entitled to receive the same compensation as other non-employee members of the Board, they have informed the Company that they are not authorized by WBL Corporation or its subsidiaries to accept monetary payments or equity awards, and thus, the Company did not make any payments or grant any stock awards in fiscal 2008 to directors who are employed by WBL Corporation or its subsidiaries, other than for the reimbursement of expenses.

The Company paid its other non-employee Board members the following fees in fiscal 2008 related to their service on the Board:

•	annual retainer of $25,000, payable in equal quarterly installments;

•	per Board meeting fee of $2,500 for meetings attended;

•	per committee meeting fee of $1,500 for meetings attended; and

•

annual retainer for serving as Audit Committee chairman of $10,000, Nominating and Corporate Governance Committee chairman of $5,000, and Compensation Committee chairman of $7,000, all payable in equal quarterly installments.

If a Board member attends less than 75% of the Board meetings held in any given year, the Board member would receive (i) the per meeting fee for the meetings he/she actually attended during such year and (ii) a percentage of the annual Board retainer equal to the proportion of total Board meetings attended to the total Board meetings scheduled. Additionally, the Company reimburses the directors for reasonable expenses in connection with attendance at Board and committee meetings. There is no financial penalty if a Committee member does not attend at least 75% of the Committee meetings.

In December 2007, the Board amended the 2004 Plan to change the amount of RSUs automatically granted to non-employee directors, subject to stockholder approval. As amended, the 2004 Plan provides that (i) upon first becoming a member of the Board a non-employee director will automatically be granted an initial RSU equal to: $140,000 divided by the closing price of the stock on the trading day immediately preceding the date of grant, rounded to the nearest whole share and (ii) immediately after each annual meeting of stockholders, each non-employee director will automatically be granted an RSU equal to: $70,000 divided by the closing price of the stock on the trading day immediately preceding the date of grant, rounded to the nearest whole share; provided the director served on the Board for at least six months, was not elected to the Board for the first time at such meeting and will continue to serve as a member of the Board following the annual meeting. The initial RSU grant vests equally over three years, and each annual RSU grant will vests on the earlier to occur of (a) the anniversary of the date of grant and (b) the next annual meeting of stockholders. Both the initial RSU grants and the annual RSU grants are subject to accelerated vesting if the Company is subject to a change of control. RSUs are typically settled on the vesting date in shares of Common Stock or cash based on the fair market value of the Common Stock at the time of settlement. During the 2008 fiscal year, each of the Company’s continuing non-employee directors, except directors who were employees of WBL Corporation or its subsidiaries, received a non-discretionary, automatic RSU grant for 3,135 shares and the Company’s initial non-employee directors, Dr. Linda Lim and Mr. Donald Schwanz, received a non-discretionary, automatic RSU grant for 6,638 shares and 7,600 shares, respectively.

Each non-employee director who became a director prior to the 2004 Plan being amended in 2007, but subsequent to the 2004 Plan being amended in 2006, was automatically granted an initial RSU grant of 4,000 shares of Common Stock upon first becoming a member of the Board. Also, prior to the 2004 Plan being amended in 2007, but subsequent to the 2004 Plan being amended in 2006, the day after each annual meeting of stockholders, each non-employee director was automatically granted a RSU for 2,000 shares, provided the director served on the Board for at least six months, was not elected to the Board for the first time at such meeting and was continuing to serve as a member of the Board following such annual meeting. The initial RSU grants vests equally over three years, and each annual RSU grant vests on the earlier to occur of (a) the anniversary of the date of grant and (b) the next annual meeting of stockholders. Both the initial RSU grants and the annual RSU grants are subject to accelerated vesting if the Company is subject to a change of control. RSUs are typically settled on the vesting date in shares of Common Stock or cash based on the fair market value of the Common Stock at the time of settlement.

Each non-employee director who became a director prior the 2004 Plan being amended in 2006 was automatically granted an initial nonstatutory option to purchase 30,000 shares of Common Stock upon first becoming a member of the Board (other than Mr. Tan, who declined such grant). The initial option vested and became exercisable over four years, with the first 25% of the shares subject to the initial option vesting on the first anniversary of the date of grant and the remainder vesting monthly thereafter. Also, prior to the 2004 Plan being amended in 2006, the day following the Company’s regularly scheduled annual meeting of stockholders, each non-employee director was automatically granted a nonstatutory option to purchase 15,000 shares of Common Stock, provided the director had served on the Board for at least six months. Each of these options fully vested and became exercisable on the first anniversary of the date of grant. All of the options granted to non-employee directors had a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant and are subject to accelerated vesting if the Company is subject to a change of control.

The following table discloses certain information concerning the compensation of the Company’s non-employee directors for the year ended September 30, 2008.

2008 COMPENSATION OF NON-EMPLOYEE DIRECTORS

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Total ($)
Richard J. Dadamo	$67,750	$51,797	(3)	$119,547
Sanford L. Kane	$76,000	$51,797	(4)	$127,797
Huat-Seng Lim, Ph.D.	—	$19,322		$19,322
Linda Y.C. Lim, Ph.D.	$37,000	$19,352	(5)	$56,352
Donald Schwanz	$16,938	$18,878	(6)	$35,816
Choon Seng Tan	—	—		—
Sam Yau	$75,250	$51,797	(7)	$127,047

(1)	Calculated on the basis of fees earned during fiscal year 2008.
(2)	Amounts listed in Stock Awards column reflect stock compensation expense recorded during fiscal 2008.
(3)	Fair market value at date of grant for fiscal 2008 stock awards equaled $72,481.
(4)	Fair market value at date of grant for fiscal 2008 stock awards equaled $72,481.
(5)	Fair market value at date of grant for fiscal 2008 stock awards equaled $148,227.
(6)	Fair market value at date of grant for fiscal 2008 stock awards equaled $143,640.
(7)	Fair market value at date of grant for fiscal 2008 stock awards equaled $72,481.

Compensation Committee Interlocks and Insider Participation

During various times within the 2008 fiscal year, Messrs. Dadamo, Kane, Tan and Yau and Dr. Huat Seng Lim each served as members of the Compensation Committee. None of the members of the Compensation Committee at any time has been one of the Company’s officers or employees. No interlocking relationship exists, or has existed in the past, between the Board or Compensation Committee and the board of directors or compensation committee of any other entity.

Dr. Huat Seng Lim, a member of the Company’s Compensation Committee during the 2008 fiscal year, and Mr. Choon Seng Tan, a current member of the Company’s Compensation Committee, currently serve, respectively, as Group Managing Director (Technology Manufacturing) and Chief Executive Officer of WBL Corporation, whose subsidiaries own a majority of the outstanding Common Stock. As discussed below under “Certain Relationships and Related Transactions,” the Company has several agreements and relationships with WBL Corporation and its affiliated entities.

Litigation

From time to time, the Company may be party to lawsuits in the ordinary course of business. The Company is currently not a party to any material legal proceeding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into indemnification agreements with each of its executive officers, directors and certain other employees. In addition, the Company’s executive officers and directors are indemnified under Delaware General Corporation Law and the Company’s Bylaws to the fullest extent permitted under Delaware law. The Company has an insurance policy covering its directors and officers with respect to specified liabilities, including liabilities arising under the Securities Act or otherwise.

As discussed above under “Security Ownership of Certain Beneficial Owners and Management,” WBL Corporation and its affiliated entities beneficially own 58.9% of the Company’s outstanding Common Stock. Choon Seng Tan, the Chief Executive Officer of WBL Corporation, and Huat Seng Lim, Ph.D., the Group Managing Director (Technology Manufacturing) of WBL Corporation, are members of the Board.

On October 25, 2005, the Company entered into an Amended and Restated Stockholders Agreement with WBL Corporation, Wearnes Technology and United Wearnes. The amended agreement provides, among other things, that:

•

The WBL Corporation entities will have the right to approve the appointment of any new chief executive officer or the issuance of securities that would reduce the WBL Corporation entities’ effective stock ownership below a majority of the shares outstanding; and

•

WBL Corporation will, for a period of two years and thereafter subject to the parties’ mutual agreement, use reasonable efforts to provide the Company with access to additional manufacturing facilities and packaging services while the Company’s manufacturing facilities are being expanded.

The agreement will terminate when the WBL Corporation entities no longer own at least one-third of the outstanding Common Stock, measured on a fully diluted basis.

From time to time, the Company makes sales to, and purchases from, WBL Corporation and its affiliates. During the fiscal year ended September 30, 2008, the Company made sales of $2.6 million in products and materials to, and purchased $9 million in products and materials from, these entities. In addition, the Company purchased equipment and other assets for approximately $1 million from a WBL Corporation affiliate in Pontian, Malaysia in fiscal year 2008. As of September 30, 2008, the Company owed a total of $3.1 million to WBL Corporation and its affiliates, and WBL Corporation and its affiliates owed the Company $1.1 million. The Company also leases certain facilities from WBL Corporation and/or its affiliates in Suzhou, China; Singapore and Pontian, Malaysia. The Company believes that the commercial transactions described above were made or entered into on terms that are no less favorable to the Company than those the Company could obtain from unaffiliated third parties.

The Company files a combined California income tax return with Wearnes Hollingsworth Corporation, an affiliate of WBL Corporation, pursuant to a tax sharing agreement. The tax sharing agreement provides that the Company will pay Wearnes Hollingsworth Corporation for the California state income tax benefit realized by filing the combined California tax return. During the year ended September 30, 2008, the Company made no payment to Wearnes Hollingsworth Corporation pursuant to the tax sharing agreement.

Management fees may be charged to the Company by an affiliate of WBL Corporation, pursuant to a Corporate Services Agreement between the Company and such entity. Under this agreement, the Company may be billed for services on a time and materials basis. For the year ended September 30, 2008, no services were provided under this agreement.

In October 2007, the Company entered into a sub-contract agreement with MFS Technology Ltd. to purchase flexible printed circuits which will be used in the manufacture of the Company’s finished assemblies.

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest.

The Company’s audit committee charter requires that members of the audit committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which the Company is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of the Company;

•	any person who is known to be the beneficial owner of more than 5% of the Company’s common stock;

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company’s common stock;

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such position, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

All related party transactions will be disclosed in the Company’s applicable filings with the SEC as required by the SEC rules.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee operates under a written charter adopted by the Board of Directors (the “Board”) on April 12, 2004, as amended from time to time and last amended on November 30, 2004. A copy of the Audit Committee Charter is available on the Company’s website at www.mflex.com. The members of the Audit Committee are Sanford L. Kane (Chairman), Linda Yuen-Ching Lim, Ph.D., Donald Schwanz and Sam Yau, each of whom meets the independence standards established by The Nasdaq Global Select Market and the rules of the Securities and Exchange Commission.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board and is responsible for providing independent, objective oversight of the Company’s accounting, auditing, financial reporting, internal control and legal compliance functions. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible in its report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited financial statements contained in the 2008 Annual Report on Form 10-K with the Company’s management and its independent registered public accounting firm. The Audit Committee met privately with the independent registered public accounting firm and discussed issues deemed significant by the independent registered public accounting firm, including those matters required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm their independence from the Company.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2008 for filing with the Securities and Exchange Commission.

Audit Committee

Sanford L. Kane (Chairman)

Linda Yuen-Ching Lim, Ph.D.

Donald Schwanz

Sam Yau

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive officers and any person holding more than 10% of the Common Stock are required to report their initial ownership of the Common Stock and any subsequent change in that ownership to the SEC. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. To the Company’s knowledge, based solely on a review of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended September 30, 2008, all Section 16(a) filing requirements applicable to its directors, executive officers and 10% stockholders were complied with, except that while serving as CFO, Mr. Riedel filed his report with respect to his exercise of options for 10,000 shares and sale of the resulting shares after the deadlines imposed by the SEC.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2010 annual meeting of stockholders must be received by the Secretary of the Company no later than September 30, 2009 in order that they may be included in the Company’s proxy statement and form of proxy relating to that meeting.

A stockholder proposal not included in the Company’s proxy statement for the 2010 annual meeting of stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Bylaws provide that the Company must have received the stockholder’s notice not less than 90 days nor more than 120 days in advance of the date this Proxy Statement was released to stockholders in connection with the Annual Meeting. Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, and intended to be presented at the Company’s 2010 annual meeting of the stockholders must be received by the Secretary of the Company no later than 120 days before the date on which the Company first mailed its proxy materials for the Annual Meeting in order to be considered for inclusion in the Company’s proxy materials for that meeting. However, if the date of the 2010 annual meeting of stockholders is changed by more than 30 days from the anniversary of the Annual Meeting, the Company must receive the stockholder’s notice not later than the close of business on (i) the 90th day prior to such annual meeting and (ii) the seventh day following the day on which public announcement of the date of such meeting is first made.

PAYMENT OF COSTS

The expense of printing and mailing proxy materials and the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid to directors, officers or employees of the Company for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Common Stock.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and annual report, please notify your broker, and direct a written request to the Company, Attn: Investor Relations Department, 3140 East Coronado Street, Anaheim, California 92806, or contact Investor Relations at 714-573-1121. The Company will provide a separate copy of this Proxy Statement and the annual report to any stockholder at a shared address to which a single copy was delivered. Any such request should be addressed to the Company, Attn: Investor Relations Department, at the address listed above. Stockholders who currently receive multiple copies of the Proxy Statement and/or annual report at their address and would like to request “householding” of their communications should contact their broker.

Whether or not you intend to be present at the Annual Meeting, the Company urges you to return your signed proxy promptly.

By Order of the Board

Christine Besnard
January 21, 2009	Vice President, General Counsel and Secretary

The Company’s 2008 Annual Report on Form 10-K has been mailed with this Proxy Statement. The Company will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Any such request should be addressed to the Company at 3140 East Coronado Street, Anaheim, California 92806, Attention: Investor Relations Department. The request must include a representation by the stockholder that as of January 12, 2009, the stockholder was entitled to vote at the Annual Meeting.

Appendix A

Amendment to Multi-Fineline Electronix, Inc.’s

2004 Stock Incentive Plan

WHEREAS, Multi-Fineline Electronix, Inc. (the “Company”) maintains the Multi-Fineline Electronix Inc. 2004 Stock Incentive Plan (the “Plan”);

WHEREAS, the Compensation Committee (“Committee”) of the Company’s Board of Directors (the “Board”) may amend the Plan pursuant to Section 19(b) of the Plan;

WHEREAS, the Committee considers it desirable to amend the Plan (i) to permit the grant of performance shares, performance units, and cash-based awards to Plan participants; (ii) to permit the grant of Awards that shall be considered “performance-based” awards under Section of 162(m) of the Internal Revenue Code; and (iii) to make other desirable changes to the Plan.

NOW, THEREFORE, the Plan is hereby amended, effective January 13, 2009 by adding to the end thereof the following Appendix A:

APPENDIX A

Appendix A-1: General Provisions

Section A-1.1—Eligibility. Only Employees shall be eligible for the grant of Performance Shares, Performance Units, and Cash-Based Awards as described herein.

Section A-1.2—Conflicts Between Appendix A and Plan. The Plan provides a complete description of the terms and conditions governing this Appendix A. If there is any inconsistency between the terms of this Appendix and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Appendix A. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

Section A-1.3—Terms Incorporated by Reference. The terms of the Plan are hereby incorporated by reference into this Appendix A.

Section A-1.4—Definition of Award. The definition of “Award” shall include Performance Shares, Performance Units, and Cash-Based Awards.

Section A-1.5—Share Authorization Pool. For purposes of Section 5(a), the aggregate number of Performance Units (which are stock settled) awarded under the plan and Performance Shares plus the aggregate number of Options, SARs, Stock Units, and Restricted Shares awarded under the Plan shall not exceed the maximum number of Shares available under the Plan as computed under Section 5(a).

Section A-1.6—Additional Shares. If Performance Shares are forfeited prior to being earned, then such Shares shall again become available for Awards under the Plan. If Performance Shares and Performance Units are settled, then only the number of Shares (if any) actually issued in settlement of such Performance Shares and Performance Units shall reduce the number available in Section 5(a) and the balance shall again become available for Awards under the Plan.

Article A-2: Performance Shares

Section A-2.1—Performance Share. A “Performance Share” shall mean a Share awarded under this Article A-2.

Section A-2.2—Grant of Performance Shares. The Committee, at any time and from time to time, may grant Performance Shares to a Participant in such amounts and upon such terms as the Committee shall determine; provided that the grant of Performance Shares shall be subject to the terms and conditions of the Plan and this Appendix A.

Section A-2.3—Performance Share Award Agreement. Each grant of Performance Shares shall be evidenced by a Performance Share Award Agreement that shall specify the number of Performance Shares granted, the performance period over which such Performance Shares may be earned, the applicable performance goals, and such other provisions as the Committee shall determine.

Section A-2.4—Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals in its discretion which, depending on the extent to which such performance goals are met, shall determine the value and/or number of Performance Shares that will be paid to the Participant.

Section A-2.5—Earning of Performance Shares. After the applicable performance period has ended, the holder of Performance Shares shall be entitled to receive a settlement based on the number of Performance Shares earned over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. The determination of the extent to which Performance Shares are earned at the conclusion of the applicable performance period shall be made by the Committee in its sole discretion.

Section A-2.6—Form and Timing of Payment of Performance Shares. The Committee, in its sole discretion, shall pay at the close of the applicable performance period or as soon as practicable thereafter, but no later than the fifteenth day of the third month of the calendar year following the calendar year in which the applicable performance period ends, any earned Performance Shares in the form of cash or in Shares (or in a combination thereof), as specified in a Participant’s Performance Share Award Agreement. Any Shares paid to a Participant under this Section A-2.6 may be subject to any restrictions deemed appropriate by the Committee.

Section A-2.7—Termination of Service. Each Performance Share Award Agreement shall set forth the extent to which the Participant shall vest in or forfeit Performance Shares following termination of the Participant’s Service with or provision of services to the Company or any Parent or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Performance Share Award Agreement entered into with each Participant, need not be uniform among all Performance Shares awarded pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Section A-2.8—Voting and Dividend Rights. The holders of Performance Shares shall have no voting rights. Prior to settlement or forfeiture, a Performance Share awarded under the Plan may, at the Committee’s sole discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Performance Share is outstanding. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Performance Shares to which they attach.

Section A-2.9—Amendments. Within the limitations of the Plan, the Committee may modify an Award of outstanding Performance Shares. However, neither such modification nor any amendment or termination of the Plan approved by the Board of Directors pursuant to Section 19(b) at the time such Performance Shares are outstanding shall adversely affect the rights of the holder of such Performance Shares without the consent of the holder.

Article A-3: Performance Units

Section A-3.1—Performance Unit. A “Performance Unit” shall mean an award granted under this Article A-3.

Section A-3.2—Grant of Performance Units. The Committee, at any time and from time to time, may grant Performance Units to a Participant in such amounts and upon such terms as the Committee shall determine; provided that the grant of Performance Units shall be subject to the terms and conditions of the Plan and this Appendix A.

Section A-3.3—Performance Unit Award Agreement. Each grant of Performance Units shall be evidenced by a Performance Unit Award Agreement that shall specify the number of Performance Units granted, the initial notional value of each Performance Unit, the performance period over which such Performance Units may be earned, the applicable performance goals, and such other provisions as the Committee shall determine.

Section A-3.4—Value of Performance Unit. Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee in its sole discretion. The Committee shall set performance goals in its discretion which, depending on the extent to which such performance goals are met, shall determine the value of the Performance Units that will be paid to the Participant.

Section A-3.5—Earning of Performance Units. After the applicable performance period has ended, the holder of Performance Units shall be entitled to receive a settlement based on the number of Performance Units earned over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. The determination of the extent to which Performance Units are earned at the conclusion of the applicable performance period shall be made by the Committee in its sole discretion.

Section A-3.6—Form and Timing of Payment of Performance Units. The Committee, in its sole discretion, shall pay at the close of the applicable performance period or as soon as practicable thereafter, but no later than the fifteenth day of the third month of the calendar year following the calendar year in which the applicable performance period ends, any earned Performance Units in the form of cash or in Shares (or in a combination thereof), as specified in a Participant’s Performance Unit Award Agreement. Any Shares paid to a Participant under this Section A-3.6 may be subject to any restrictions deemed appropriate by the Committee.

Section A-3.7—Termination of Service. Each Performance Unit Award Agreement shall set forth the extent to which the Participant shall vest in or forfeit Performance Units following termination of the Participant’s Service with or provision of services to the Company or any Parent or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Performance Unit Award Agreement entered into with each Participant, need not be uniform among all Performance Units awarded pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Section A-3.8—Amendments. Within the limitations of the Plan, the Committee may modify an Award of outstanding Performance Units. However, neither such modification nor any amendment or termination of the Plan approved by the Board of Directors pursuant to Section 19(b) at the time such Performance Units are outstanding shall adversely affect the rights of the holder of such Performance Units without the consent of the holder.

Article A-4: Cash-Based Awards

Section A-4.1—Cash-Based Awards. A “Cash-Based Award” shall mean awards granted under this Article A-4.

Section A-4.2—Grant of Cash-Based Awards. The Committee, at any time and from time to time, may grant Cash-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine; provided that the grant of Cash-Based Awards shall be subject to the terms and conditions of the Plan and this Appendix A.

Section A-4.3—Value of Cash-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. If the Committee exercises its discretion to establish performance goals, the value of Cash-Based Awards that shall be paid to the Participant will depend on the extent to which such performance goals are met.

Section A-4.4—Form and Timing of Payment of Cash-Based Awards. The Committee shall determine the amount of Cash-Based Awards to be paid and the timing of such payment in accordance with its terms but payment shall be no later than the fifteenth day of the third month of the calendar year following the calendar year in which the Cash-Based Award is earned.

Section A-4.5—Termination of Service. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards following termination of the Participant’s Service with or provision of services to the Company or any Affiliate or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Cash-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Section A-4.6—Amendments. Within the limitations of the Plan, the Committee may modify a Cash-Based Award to the extent such Award is evidenced by an award agreement. However, neither such modification nor any amendment or termination of the Plan approved by the Board of Directors pursuant to Section 19(b) at the time such Cash-Based Awards are outstanding shall adversely affect the rights of the holder of such Cash-Based Awards without the consent of the holder.

Article A-5: Performance-Based Compensation

Section A-5.1—Special Definitions for Performance-Based Compensation.

(a)	“Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. The Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section A-5.5 to reduce the Award otherwise determined by the Payout Formula.

(b)	“Award Pool” means the total dollars or percentage of any one or more of the Performance Measures (if any) designated to fund Actual Awards payable for any Performance Period.

(c)	“Base Salary” means as to any Performance Period, 100% of the Participant’s annualized salary rate on the last day of each fiscal year or on the last day of the last applicable fiscal year for any Performance Period, as determined by the Committee. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

(d)	“Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Section 162(m) of the Internal Revenue Code, and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Performance Period, or (ii) twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

(e)	“Determination Date” means as to any Performance Period of the Company, (x) the first day of such Performance Period, or (y) if later, the latest date possible which will not jeopardize the Plan’s qualification as performance-based compensation under Code Section 162(m).

(f)	“Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

(g)	“Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section A-5.5, above, in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

(h)	“Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

(i)	“Performance Period” means any period as determined by the Committee in its sole discretion.

(j)	“Target Award” means the target award payable under the Plan to a Participant for the Performance Period as determined by the Committee in accordance with Section A-5.4 and may be (a) expressed as a percentage of a Participant’s Base Salary, (b) expressed as a percentage of the Award Pool, or (c) a specified amount determined by the Committee in accordance with Section A-5.4.

Section A-5.2—Performance-Based Compensation. The Committee may designate whether an Award being granted to any Participant is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such Awards designated by the Committee to be “performance-based compensation” shall be conditioned on the achievement of one or more Performance Measures (as set forth in Section A-5.12), to the extent required by Code Section 162(m). On or prior to the Determination Date, the Committee shall select the Employees who shall receive Performance-Based Compensation. Grants of Performance-Based Compensation are in the sole discretion of the Committee, and on a Performance Period by Performance Period basis.

Section A-5.3—Determination of Performance Measures. On or prior to the Determination Date, the Committee shall establish the Performance Measures for each Participant for the Performance Period. Such Performance Measures shall be set forth in writing.

Section A-5.4—Determination of Award Pool. On or prior to the Determination Date, the Committee may establish an Award Pool, if any, for any Performance Period.

Section A-5.5—Determination of Target Awards. On or prior to the Determination Date, the Committee shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

Section A-5.6—Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Measures, (c) provide for the payment of a Participant’s Target Award if the Performance Measures for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Measures. Notwithstanding the preceding, no participant’s Actual Award under the Plan may exceed the Maximum Award (as set forth in Section A-5.14).

Section A-5.7—Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Measures applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward.

Section A-5.8—Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

Section A-5.9—Timing of Payment. Payment of each Actual Award shall be made as soon as practicable after the Committee determines the amount of the Actual Award (if any) under Section A-5.6 but in no event later than the fifteenth day of the third month of the calendar year following the calendar year in which the applicable Performance Period ends.

Section A-5.10—Termination Prior to the Date the Actual Award for the Performance Period is Paid. If a Participant terminates Service with the Company for any reason after the end of the applicable Performance Period but prior to the date the Actual Award for such Performance Period is paid, the Participant shall be entitled to the payment of the Actual Award for the Performance Period subject to reduction or elimination under Section A-5.7 based on the circumstances surrounding such termination of Service.

Section A-5.11—Termination Prior to End of the Performance Period for Reasons other than Death or Disability. If a Participant terminates Service with the Company prior to the end of the applicable Performance Period for any reason other than death or Disability, the Committee shall reduce the Participant’s Actual Award proportionately based on the date of termination (and subject to further reduction or elimination under Section A-5.7 based on the circumstances surrounding such termination of Service).

Section A-5.12—Termination Prior to the End of the Performance Period Due to Death or Disability. If a Participant terminates Service with the Company prior to the end of the applicable Performance Period due to death or Disability, the Participant (or in the case of the Participant’s death, the Participant’s beneficiary) shall be entitled to the payment of the Actual Award for the Performance Period subject to reduction or elimination under Section A-5.7.

Section A-5.13—Payment in the Event of a Change in Control. In the event of a Change in Control, the Performance Measures for the Performance Period in which such Change in Control takes place shall be deemed achieved as of the date immediately prior to the effective date of such Change in Control and a Participant’s Target Bonus shall be paid on the effective date of such Change in Control; provided, however, the Committee, in its sole discretion, may eliminate or reduce the Target Award payable to any Participant below that which otherwise would be payable.

Section A-5.14—Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her for a prior Performance Period, the Actual Award shall be paid to the Participant’s beneficiary. If a Participant fails to designate a beneficiary or if each person designated as a beneficiary predeceases the Participant or dies prior to payment of an Actual Award, then the Committee shall direct the payment of such Actual Award to the Participant’s estate.

Section A-5.15—Code Section 162(m) Annual Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Section 11, shall apply to grants of such Awards under this Plan:

(a)	Equity-Based Awards: The maximum aggregate number of Shares subject to Performance Shares, Restricted Stock, and Stock Units granted with respect to any one fiscal year of the Company to any one Participant shall be 1,500,000 shares.

(b)	Performance Units: The maximum aggregate value of Performance Units that a Participant may be paid with respect to any one fiscal year of the Company may not exceed $10,000,000.

(c)	Cash-Based Awards: The maximum aggregate amount paid or credited with respect to Cash-Based Awards to any one Participant for any Performance Period may not exceed $10,000,000 for each twelve (12) months in a Performance Period (proportionately adjusted for periods less than twelve (12) months) (the “Maximum Award”). The Maximum Award is the maximum amount which may be paid to a Participant for any Performance Period.

Section A-5.16—Performance Measures. The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);
(b)	Earnings per share;
(c)	Operating earnings;
(d)	Net sales;
(e)	Sales growth;
(f)	Net revenues;
(g)	Revenue growth;
(h)	Net operating profit;
(i)	Net operating profit growth;
(j)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
(k)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(l)	Earnings before or after taxes, interest, depreciation, and/or amortization;
(m)	Gross or operating margins;
(n)	Productivity ratios;
(o)	Share price (including, but not limited to, growth measures and total shareholder return);
(p)	Expense targets;
(q)	Margins;
(r)	Operating efficiency;
(s)	Market share;
(t)	Customer satisfaction;
(u)	Working capital targets;
(v)	Operating margin;
(w)	Pre-tax profit; and
(x)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

Any Performance Measure(s) may be used to measure the performance of the Company or any Parent or Subsidiary as a whole or any business unit of the Company or any Parent or Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select Performance Measure (o) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section A-5.12.

Section A-5.17—Evaluation of Performance. The Committee may provide in any Award that is intended to qualify as Performance-Based Compensation that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items, (f) acquisitions or divestitures, (g) foreign exchange gains and losses, and (h) any other adjustment item permissible under Code Section 162(m). To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

Section A-5.18—Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section A-5.12.

Article A-6: Additional Committee Responsibilities

Section A-6.1—Additional Committee Responsibilities. In addition to responsibilities in Section 3(d) of the Plan, the Committee shall have the full authority and discretion to take the following actions:

(a)	To determine when and to whom Performance Shares, Performance Units, and Cash-Based Awards are to be awarded under the Plan;

(b)	To prescribe the terms and conditions of each Performance Share and Performance Unit, including (without limitation) the applicable performance measures, performance period and, in the case of Performance Shares, to set the number of shares or range of shares that may be earned or, in the case of Performance Units, to set the value or range of values that may be earned;

(c)	To prescribe the terms and conditions of each Cash-Based Award, including (without limitation) to determine performance measures, if applicable, and to specify payment amount or amounts that may be earned;

(d)	To amend any outstanding Performance Share Award Agreement, Performance Unit Award Agreement, or any award agreement applicable to a Cash-Based Award, subject to applicable legal restrictions and to the consent of the Participant who entered into such agreement if the Participant’s rights or obligations would be adversely affected; and

(e)	To correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Performance Share Award Agreement, any Performance Unit Award Agreement or any award agreement, applicable to a Cash-Based Award.

PROXY

MULTI-FINELINE ELECTRONIX, INC.

Proxy Solicited on Behalf of the Board of Directors of

the Company for Annual Meeting March 11, 2009

The undersigned hereby constitutes and appoints Reza Meshgin and Thomas Liguori (each, a “Proxy” and together, the “Proxies”), and each of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Multi-Fineline Electronix, Inc. to be held at the Aliso Creek Inn, 31106 South Coast Highway, Laguna Beach, California 92651 on Wednesday, March 11, 2009, at 9:00 a.m. Pacific Standard Time and at any postponement or adjournment thereof, on all matters coming before said meeting.

Copies of the 2009 Proxy Statement and the 2008 Annual Report to Stockholders are also available online at www.mflex.com\proxymaterials

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.

P	PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
R

O	HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENT?

X

Y

☒	Please mark votes as in this example.
1.	Election of Directors: 01 - Philippe Lemaitre

FOR ☐	WITHHOLD ☐

02 - Donald Schwanz

FOR ☐	WITHHOLD ☐

03 - Choon Seng Tan

FOR ☐	WITHHOLD ☐

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	3.	Approval of the amendment of the Amended and Restated 2004 Stock Incentive Plan and Reapproval of Annual Award Limits.

	FOR AGAINST ABSTAIN ☐ ☐ ☐		FOR AGAINST ABSTAIN ☐ ☐ ☐

		4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Mark box at right if you plan to attend the Annual Meeting. ☐

Please sign and date where indicated below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

Signature Date Signature Date